UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

(Amendment No.     )

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SciClone Pharmaceuticals, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date	June 9, 2009

Time	10:00 a.m., Pacific Daylight Time

Place	Marriott Hotel - San Mateo/ San Francisco Airport
1770 S. Amphlett Blvd. San Mateo, CA 94402

Items of Business	1. Election of eight (8) directors;

2. Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009; and

3. Any other matters that properly come before the Annual Meeting and any adjournment or postponement thereof.

Record Date	Stockholders of record at the close of business on April 24, 2009 will be entitled to vote at the Annual Meeting. For ten days prior to the Annual Meeting, a complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose relating to the meeting, during ordinary business hours at our principal offices located at 950 Tower Lane, Suite 900, Foster City, California 94404.

Admission	Please note that space limitations may make it necessary to limit attendance only to stockholders. Registration will begin at 9:30 a.m. and seating will be available at approximately 9:30 a.m. Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport. Stockholders holding stock in brokerage accounts (street name holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

By order of the Board of Directors

FRIEDHELM BLOBEL. PH.D.

President and Chief Executive Officer

Foster City, California

May 1, 2009

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, WE URGE YOU TO VOTE YOUR SHARES BY PHONE, VIA THE INTERNET OR BY SIGNING, DATING AND RETURNING THE ENCLOSED PROXY CARD AT YOUR EARLIEST CONVENIENCE. PLEASE SEE YOUR PROXY CARD FOR SPECIFIC INSTRUCTIONS ON HOW TO VOTE. PROXIES ARE REVOCABLE, AND ANY STOCKHOLDER MAY WITHDRAW HIS OR HER PROXY PRIOR TO THE TIME IT IS VOTED OR BY ATTENDING THE MEETING AND VOTING IN PERSON.

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 9, 2009

This Proxy Statement relating to the 2009 Annual Meeting of Stockholders and the Annual Report to Stockholders for the year ended December 31, 2008 are available at:

https://www.sendd.com/ezproxy/?project_id=275

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PROXY STATEMENT

SOLICITATION AND VOTING OF PROXIES

General

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of SciClone Pharmaceuticals, Inc., a Delaware corporation (“we,” “SciClone” or the “Company”), of proxies in the enclosed form for use in voting at our 2009 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the Marriott San Mateo/San Francisco Airport at 1770 S. Amphlett Blvd., San Mateo, California 94402 on Tuesday, June 9, 2009, at 10:00 a.m., local time, and any adjournment or postponement thereof.

Definitive copies of this Proxy Statement, the enclosed proxy card and our 2008 Annual Report to Stockholders are expected to first be sent or given to stockholders on or about May 1, 2009.

Voting Securities

Only stockholders of record as of the close of business on April 24, 2009 will be entitled to vote at the Annual Meeting and any adjournment thereof. As of that time, we had 46,219,562 shares of Common Stock outstanding, all of which are entitled to vote with respect to all matters to be acted upon at the Annual Meeting. Each stockholder of record as of that date is entitled to one vote for each share of Common Stock held by him or her. Our Bylaws provide that a majority of all of the shares of the stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting. Except as noted below, votes for and against, abstentions and “broker non-votes” will each be counted as present for purposes of determining the presence of a quorum.

Broker Non-Votes

A broker non-vote occurs when a broker submits a proxy card with respect to shares held in a fiduciary capacity (typically referred to as being held in “street name”) but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include the election of directors, increases in authorized common stock for general corporate purposes and ratification of auditors. Non-routine matters include approval of and amendments to stock plans.

Solicitation of Proxies

We will bear the cost of soliciting proxies. In addition to soliciting stockholders by mail through our employees, we will request banks, brokers and other custodians, nominees and fiduciaries to solicit customers for whom they hold our stock and will reimburse them for their reasonable, out-of-pocket costs. We may use the services of our officers, directors and others to solicit proxies, personally or by telephone, without additional compensation.

Voting of Proxies

The shares represented by the proxies received, properly voted by phone, via the Internet or properly marked, signed, dated and not revoked will be exercised at the Annual Meeting. All shares represented by a proxy will be voted, and where a proxy specifies a stockholder’s choice with respect to any matter to be acted upon, the shares will be voted in accordance with that specification. If no choice is indicated on the proxy, the shares will be voted in favor of the proposal, and as the proxy holders deem advisable on other matters that may come before the meeting. A stockholder giving a proxy has the power to revoke his or her proxy at any time before it is exercised by delivering to SciClone (Attention: Friedhelm Blobel, Ph.D.) a written instrument revoking the proxy or a duly executed proxy with a later date or by attending the meeting and voting in person.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Nominees

At the Annual Meeting, stockholders will elect eight (8) directors to serve until the next Annual Meeting of Stockholders and until their respective successors are elected and qualified. The nominees for election by the stockholders to those eight positions are all current members of the Board of Directors: Dean S. Woodman, Friedhelm Blobel, Robert Camerini, Richard J. Hawkins, Trevor M. Jones, Gregg A. Lapointe, Ira D. Lawrence and Jon S. Saxe. If elected, the nominees will serve as directors until our Annual Meeting of Stockholders in 2010 and until their successors are elected and qualified. If any of the nominees declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although we know of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominees as we may designate.

Assuming a quorum is present, the eight nominees receiving the highest number of affirmative votes will be elected as directors. Abstentions and broker non-votes will each be counted as present for purposes of determining a quorum but will not have any effect on the vote.

The names of the nominees, their ages as of the date of this proxy statement and certain other information about them are set forth below:

Name of Nominee	Age	Principal Occupation	Director Since
Dean S. Woodman	80	Chairman of the Board, SciClone Pharmaceuticals; Inc.; Founder, Robertson Stephens; Former Managing Director, ING Barings	2000

Friedhelm Blobel, Ph.D.	60	President and Chief Executive Officer, SciClone Pharmaceuticals, Inc.	2006

Roberto Camerini, M.D.	45	Head of Clinical Research – Worldwide Drug Development, Sigma-Tau Industrie Farmaceutiche Riunite SpA	2009

Richard J. Hawkins	60	Chairman of the Board, President and Chief Executive Officer, LabNow, Inc.	2004

Trevor M. Jones, Ph.D.	66	Independent Consultant; Professor	2009

Gregg A. Lapointe	50	Chief Executive Officer, Sigma-Tau Pharmaceuticals, Inc.	2009

Ira D. Lawrence, M.D.	55	Senior Vice President, Research and Development, Medicis Pharmaceuticals, Inc.	2005

Jon S. Saxe	72	Former President, PDL BioPharma, Inc. (formerly Protein Design Labs, Inc.); Former Vice President, Hoffmann-LaRoche, Inc.	2000

Dean S. Woodman was elected Chairman of our Board of Directors in February 2005, and has been a Director since August 2000. Mr. Woodman was an investment banker for over four decades. From July 1989 to June 1999, he was a Managing Director of Furman Selz, an investment banking firm acquired in 1999 by ING Barings L.L.C. Mr. Woodman was a Managing Director in the investment banking group of Hambrecht & Quist (now JPMorgan Chase) from October 1984 to March 1988. He was a founding partner of Robertson Colman

Stephens & Woodman, an investment banking firm, in 1978, and of Woodman Kirkpatrick & Gilbreath, an investment banking firm, in 1982. Mr. Woodman worked in the investment banking division of Merrill Lynch for 23 years where he spent 16 years as director of West Coast corporate finance until 1978. He is currently a director of both MarineMax, Inc. (NYSE: HZO) and Medallion Bank, a wholly-owned subsidiary of Medallion Financial Corp (NASDAQ: TAXI).

Friedhelm Blobel, Ph.D. has served as our President, Chief Executive Officer and as a Director since June 2006. From July 2000 to 2006, Dr. Blobel was President, CEO and a Director of Gryphon Therapeutics, Inc., a South San Francisco based biopharmaceutical company. Prior to joining Gryphon Therapeutics in July 2000, Dr. Blobel spent more than two decades as an executive with the Hoechst Group and the Boehringer Mannheim Group including responsibilities in the areas of diabetes and in vitro diagnostics. His roles at these companies included Group President of several product divisions, Chief Technology Officer and General Manager in Tokyo, Japan of a marketing and sales joint venture between Boehringer and Yamanouchi Pharmaceuticals (now Astellas Pharma, Inc.), Senior Vice President of Research and Development Diabetes and Patient Care in Mannheim, Germany as well as in Indianapolis, Indiana. Dr. Blobel earned his doctorate degree (“Dr.rer.nat.”; a Ph.D. equivalent) with a dissertation in Biochemistry and Microbiology from the University of Hohenheim, Germany and holds an advanced degree in Chemistry from the University of Stuttgart, Germany.

Roberto Camerini, M.D. has served as a Director since March 2009. Dr. Camerini has served since April 2000 as the Head of Clinical Research II – Worldwide Drug Development for Sigma-Tau Industrie Farmaceutiche Riunite S.p.A., a wholly-owned subsidiary of Sigma-Tau Finanzaria S.p.A., a privately-held pharmaceutical company based in Italy. From 1993 to 1998, Dr. Camerini served as Project Leader Clinical Pharmacology for Serono S.p.A and from 1991 to 1993 as Medical Researcher for Abbott Laboratories S.pA. He is a co-founder of, and has served as a member of the Board of Directors of, the Italian Network for Tumor Biotherapy since 2005. Dr. Camerini has a degree cum laude in medicine and an advanced degree in liver and metabolic diseases, both from Sapienza University of Rome, Italy.

Richard J. Hawkins has served as a Director since October 2004. Mr. Hawkins serves as the Chairman and CEO of LabNow, Inc., a privately-held company he founded in September 2003 that develops lab-on-a-chip sensor technology to be used in point-of-care diagnostic testing systems. From 1992 to 2000, Mr. Hawkins co-founded and served as Chairman of Sensus Drug Development, which developed and received regulatory approval for SOMAVERT®, a growth hormone antagonist approved for the treatment of acromegaly and now marketed by Pfizer in both the United States and Europe. In 1982, Mr. Hawkins founded Pharmaco, a clinical research organization (CRO) that in 1991 was merged with the predecessor of PPD-Pharmaco, one of the largest CROs in the world today. Mr. Hawkins graduated cum laude with a B.S. in Biology from Ohio University.

Trevor M. Jones, Ph.D., C.B.E. has served as a Director since March 2009. Dr. Jones served as the Director General of the Association of the British Pharmaceutical Industry, or ABPI, an association representing the interests of approximately 75 British and international pharmaceutical companies, from 1994 through his retirement in August 2004. From 1987 to 1994, Dr. Jones was a main board director at Wellcome plc, which subsequently merged to ultimately become GlaxoSmithKline plc. Dr. Jones was recognized in the Queen’s Honors List and holds the title of Commander of the British Empire. He is also a fellow of the Royal Society of Chemistry, a fellow of the Royal Society of Medicine, a fellow of the Royal Pharmaceutical Society, an honorary fellow of the Royal College of Physicians and of its Faculty of Pharmaceutical Medicine and an honorary fellow of the British Pharmacological Society. Dr. Jones is Chairman of the board of directors of ReNeuron Group plc, a UK-based adult stem cell research and development company and Synexus Ltd., a clinical study recruitment and management specialist organization. He is a board member of Allergan, Inc. (NYSE: AGN), a multi-specialty healthcare company, Merlin Biosciences’ Fund II, a specialized venture investor in life sciences companies, NextPharma Technologies Holdings Ltd., a contract manufacturer in Europe for the pharmaceutical and health care industries, Sigma-Tau Finanziaria S.p.A., and Verona Pharma plc, a biotechnology company dedicated to research in respiratory diseases. Dr. Jones is a founder of the Geneva-based public-private partnership, Medicines for Malaria Venture and a founder and board member of the UK Stem Cell Foundation. He received his bachelor of pharmacy degree and Ph.D. from the University of London and is currently a visiting professor at King’s College, London.

Gregg Anthony Lapointe has served as a Director since March 2009. Mr. Lapointe has served as Chief Executive Officer of Sigma-Tau Pharmaceuticals, Inc., the U.S. wholly-owned subsidiary of Sigma-Tau Finanziaria S.pA., since April 2008. He served as Chief Operating Officer of Sigma-Tau Pharmaceuticals, Inc. from November 2003 to March 2008. Mr. Lapointe is a Certified Public Accountant in the United States and a Chartered Accountant in Canada. He holds a Bachelor of Commerce degree from Concordia University of Montreal, a Graduate Diploma in Public Accountancy from McGill University of Montreal and an M.B.A. from Duke University.

Ira D. Lawrence, M.D., has served as a Director since June 2005. Dr. Lawrence is Chief Medical Officer and Senior Vice President of Research and Development at Medicis Pharmaceutical Corporation (NYSE: MRX). From June 2005 until May 2006, Dr. Lawrence served as our President and Chief Executive Officer. From 1995 to 2005, Dr. Lawrence was employed with Fujisawa Healthcare, Inc. (subsequently merged with Yamanouchi Pharmaceutical Co. to form Astellas Pharma, Inc.), most recently as Senior Vice President of Research and Development. From 1993 to 1995, Dr. Lawrence served as Vice President of Research and Development at GenDerm Corporation. Dr. Lawrence was the Associate Director of Clinical Studies, Immunology at Fujisawa Healthcare, Inc. from 1991 to 1993. Prior to 1991, Dr. Lawrence practiced internal medicine and allergy/clinical immunology, most recently as the Assistant Chief of Staff at the Veterans Administration Lakeside Medical Center and Assistant Professor at Northwestern University Medical School. Dr. Lawrence earned his M.D. degree, from the Hahnemann Medical College (now Drexel University College of Medicine) and his B.A. from Temple University. Dr. Lawrence completed his internship and residency in internal medicine at Northwestern University and his fellowship at the Division of Allergy and Clinical Immunology at the Johns Hopkins University School of Medicine.

Jon S. Saxe, has served as a Director since August 2000. Mr. Saxe was President of PDL BioPharma, Inc. (formerly Protein Design Labs, Inc.) (NASDAQ: PDLI) from 1995 to early-1999. From 1993 to 1995, Mr. Saxe was President of Saxe Associates, Inc., consultants to venture capital firms and biotechnology, diagnostic, and pharmaceutical companies. He was the President and CEO of Synergen, Inc., a biotechnology company, from 1989 to 1993. Mr. Saxe is former Vice President, Licensing and Corporate Development and Head of Patent Law for Hoffmann-LaRoche Inc., where he worked for almost 30 years. Mr. Saxe received his J.D. from George Washington University School of Law and his LL.M. from New York University School of Law. He serves as a director of other public and private companies, including Durect Corporation (NASDAQ: DRRX). Mr. Saxe also serves as chairman of Entelos, Inc., a company listed on Alternative Investment Market of the London Stock Exchange plc, but not a United States public company.

Recommendation of the Board of Directors:

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF ALL NOMINEES NAMED ABOVE.

CORPORATE GOVERNANCE

Term

Each director serves a one-year term that expires at the Annual Meeting. Each of Dr. Camerini, Dr. Jones and Mr. Lapointe were appointed as directors in March 2009 and will have therefore served less than one year as a director prior to the Annual Meeting. The terms of each of John D. Baxter, M.D. and Rolf H. Henel expire at the Annual Meeting and neither Dr. Baxter or Mr. Henel are standing for re-election to the Board of Directors.

Director Independence

The Board of Directors has determined that, as of the Annual Meeting, each of the director nominees, other than Dr. Blobel, our President and Chief Executive Officer, has no relationship which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and is an “independent director” as defined by the applicable NASDAQ rules.

Dr. Camerini, Dr. Jones and Mr. Lapointe are all affiliates of Sigma Tau Finanzaria, Sp.A., SciClone’s largest stockholder, which beneficially owns in excess of twenty percent (20%) of SciClone’s outstanding Common Stock. Accordingly, none of Dr. Blobel, Dr. Camerini, Dr. Jones or Mr. Lapointe qualify as independent directors under the rules and regulations of the Securities and Exchange Commission (the “SEC”) which govern the composition of SciClone’s Audit Committee.

In the course of the Board of Director’s determination regarding the independence of each non-management director, it considered any transactions, relationships and arrangements as required by the applicable NASDAQ Marketplace Rules and the rules and regulations of the SEC.

Executive Sessions

Our independent directors meet in regularly scheduled executive sessions at which only independent directors are present. No single director has been designated by the Board to act as the presiding director for such executive sessions.

Board Meetings and Committees

The Board of Directors has:

•	an Audit Committee;

•	a Compensation Committee;

•	a Nominating and Corporate Governance Committee;

•	a Business Development Committee; and

•	a Scientific Review Committee, which was formed in March 2009.

The Board of Directors held eleven meetings during the year ended December 31, 2008. All then-incumbent directors attended at least 75% of meetings of the Board of Directors and of each committee on which he served.

The following table sets forth the committees of the Board and the members of each committee as of the date that this proxy statement was first mailed to our stockholders:

Committee Composition	Audit	Compensation	Nominating and Corporate Governance	Business Development	Scientific Review(1)
Dean S. Woodman	✓		✓(2)	Chair
John D. Baxter, M.D.(3)		✓		✓
Roberto Camerini, M.D.(1)					✓
Richard J. Hawkins	✓	✓			✓
Rolf H. Henel(3)		Chair	Chair
Trevor M. Jones(1)		✓	✓
Gregg A. Lapointe(1)				✓
Ira D. Lawrence, M.D.			✓(2)	✓	Chair
Jon S. Saxe	Chair		✓	✓

Number of Meetings During 2008	6	5	2	3	—

(1)	The Scientific Review Committee was formed, and Dr. Camerini, Dr. Jones and Mr. Lapointe joined the Board, in March 2009.

(2)	Dr. Lawrence resigned from the Nominating and Corporate Governance Committee following the 2008 Annual Meeting of Stockholders and Mr. Woodman was appointed as Dr. Lawrence’s successor.

(3)	As neither Dr. Baxter or Mr. Henel are standing for re-election at the 2009 Annual Meeting of Stockholders, their membership on each of the committees set forth above will conclude with the expiration of their individual terms as directors at the 2009 Annual Meeting of Stockholders.

Audit Committee.     The members of the Audit Committee during 2008 were Mr. Saxe (chairman), Mr. Hawkins and Mr. Woodman. Each member of the Audit Committee during 2008 was independent for purposes of both the NASDAQ Marketplace Rules and the rules and regulations of the SEC, as they apply to audit committee members. The Board of Directors has determined that Mr. Woodman is an audit committee financial expert, as defined in the rules and regulations of the SEC.

Under the terms of its written charter, the Audit Committee:

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Retains our independent registered public accounting firm, reviews their independence and oversees their audit work, reviews and pre-approves the planned scope of our annual audit and the terms of engagement for audit and non-audit services;

•	Reviews the financial reports and other financial information provided to the public;

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Reviews the adequacy of disclosure controls and internal controls and procedures for financial reporting, reviews our critical accounting policies, reviews significant judgments made in the preparation of our financial statements; and

•	Reviews and approves any related party transactions.

Additional information regarding the Audit Committee may be found in the section entitled “Report of the Audit Committee” included with this Proxy Statement.

Compensation Committee.    The members of the Compensation Committee during 2008 were Mr. Henel (chairman), Dr. Baxter and Mr. Hawkins. Dr. Jones was appointed to the Compensation Committee in March 2009. Each member of the Compensation Committee is independent for purposes of the NASDAQ Marketplace Rules. The Compensation Committee recommends to the full board the salary and bonus earned by the President and Chief Executive Officer, reviews and recommends to the full board salary and bonus levels for other executive officers, approves stock option grants to executive officers and approves all employment, severance and change-in-control agreements applicable to executive officers. The Compensation Committee may from time to time delegate duties or responsibilities to subcommittees or to one member of the Committee.

Each year, at the request of the Compensation Committee, our President and Chief Executive Officer provides compensation recommendations for each of the executive officers. In 2008, the Compensation Committee engaged Setren, Smallberg & Associates, Inc., an independent compensation consultant, to advise the Committee regarding optimal allocation of the different elements of executive officer compensation and recommended target amounts for each element of compensation. Taking these recommendations together, the Compensation Committee is responsible for determining and approving all compensation for our executive officers. For more information on the responsibilities and activities of the Compensation Committee, including the committee’s processes for determining executive compensation, see “ Compensation Discussion and Analysis .”

Nominating and Corporate Governance Committee.    The members of the Nominating and Corporate Governance Committee during 2008 were Mr. Henel (chairman), Mr. Saxe and Mr. Woodman. Dr. Lawrence was a member until June 2008, when he resigned from the committee following the 2008 Annual Meeting of Stockholders. Dr. Jones was appointed to the Nominating and Corporate Governance Committee in March 2009. Each member of the Nominating and Corporate Governance Committee was independent for purposes of the NASDAQ Marketplace Rules, except Dr. Lawrence, who was a member pursuant to the “exceptional and limited circumstances exception” to such NASDAQ Marketplace Rules. The Nominating and Corporate Governance Committee considers qualified candidates for nomination for election to the Board of Directors and makes recommendations concerning such candidates, develops corporate governance principles for recommendation to the Board of Directors and oversees the regular evaluation of our directors.

Business Development Committee.    The members of the Business Development Committee during 2008 were Mr. Woodman (chairman), Dr. Baxter, Dr. Lawrence and Mr. Saxe. Mr. Lapointe was appointed to the Business Development Committee in March 2009. The primary responsibilities of the Business Development Committee are to review and assess our business development activities, including, recommending to the Board of Directors, as appropriate, new business strategies, such recommendations to include long-term plans for growth and expansion and to review, monitor and recommend to the Board of Directors new business opportunities, including potential mergers, acquisitions, divestitures, investments and other similar transactions.

Scientific Review Committee.    In March 2009, the Board created a Scientific Review Committee comprised of Dr. Lawrence (chairman), Dr. Camerini and Mr. Hawkins to:

•	Review and evaluate the performance of research management in achieving our strategic goals and objectives and the quality and direction of our research and development programs;

•	Discuss with management the overall performance of our research and development activities;

•	Identify and discuss significant emerging science and technology issues and trends;

•	Review our approaches to acquiring new product candidates and technologies necessary to achieve our business objectives;

•	Evaluate the soundness and risks associated with the technology in which we are investing our research and development efforts;

•	Periodically review our overall patent strategies; and

•	Review and evaluate issues affecting our business relating to process development and manufacturing.

Committee Charters and Other Corporate Governance Materials

The Board has adopted a written charter for each of the standing committees described above. The Board has also adopted a written Corporate Code of Conduct that applies to all of our officers, directors, employees, contract workers and anyone who conducts business with us. In addition, the Board has adopted written Corporate Governance Guidelines that address the composition of the Board, criteria for Board membership and other Board governance matters. Links to these materials, other than the Business Development Committee Charter and the Scientific Review Committee Charter, are available in the Investor Relations section of our website at www.sciclone.com.

Director Nominations

Consistent with its charter, the Nominating and Corporate Governance Committee evaluates and recommends to the Board of Directors director nominees for each election of directors.

Director Qualifications

In fulfilling its responsibilities, the Nominating and Corporate Governance Committee has approved a Policy Regarding Director Nominations, pursuant to which the Committee considers the following factors in reviewing possible candidates for nomination as director:

•	the appropriate size of our Board of Directors and its Committees;

•	the perceived needs of the Board for particular skills, background and business experience;

•	the skills, background, reputation, and business experience of nominees compared to the skills, background, reputation, and business experience already possessed by other members of the Board;

•	nominees’ independence from management;

•	applicable regulatory and listing requirements, including independence requirements and legal considerations, such as regulatory compliance;

•	the benefits of a constructive working relationship among directors; and

•	the desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members.

The Nominating and Corporate Governance Committee’s goal is to assemble a Board of Directors that brings a variety of perspectives and skills derived from high quality business and professional experience. Directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the best interests of our stockholders. They must also have an inquisitive and objective perspective and mature judgment. Director candidates must have sufficient time available in the judgment of the Nominating and Corporate Governance Committee to perform all Board and Committee responsibilities. Directors are expected to prepare for, attend, and participate in all Board and applicable Committee meetings.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the Nominating and Corporate Governance Committee may also consider such other factors as it may deem, from time to time, are in the best interests of SciClone and its stockholders. The Nominating and Corporate Governance Committee believes that it is preferable that at least one member of the Board meet the criteria for an “audit committee financial expert” as defined by SEC rules. Under applicable listing requirements, at least a majority of the members of the Board must meet the definition of “independent director.” The Nominating and Corporate Governance Committee also believes that it is appropriate for one or more key members of our management to participate as members of the Board.

Identifying and Evaluating Candidates for Nomination as Director

The Nominating and Corporate Governance Committee has adopted procedures providing for the annual evaluation by the committee of the current members of the Board of Directors whose terms are expiring and who are willing to continue in service, against the criteria set forth above in determining whether to recommend these directors for election. Under the procedures it adopted, the Nominating and Corporate Governance Committee has initiated the regular assessment of the optimum size of the Board and its committees and the needs of the Board for various skills, background and business experience in determining if the Board requires additional candidates for nomination.

Candidates for nomination as director come to the attention of the Nominating and Corporate Governance Committee from time to time through incumbent directors, management, stockholders or third parties. These candidates may be considered at meetings of the Nominating and Corporate Governance Committee at any point during the year. Such candidates are evaluated against the criteria set forth above. If the Nominating and Corporate Governance Committee believes at any time that it is desirable that the Board consider additional candidates for nomination, the Committee may poll directors and management for suggestions or conduct research to identify possible candidates and may engage, if the Nominating and Corporate Governance Committee believes it is appropriate, a third party search firm to assist in identifying qualified candidates.

The Nominating and Corporate Governance Committee will evaluate any recommendation for director nominee proposed by a stockholder. In order to be evaluated in connection with the Nominating and Corporate Governance Committee’s established procedures for evaluating potential director nominees, any recommendation for director nominee submitted by a stockholder must be sent in writing to the Corporate Secretary, SciClone Pharmaceuticals, Inc., 950 Tower Lane, Suite 900, Foster City, CA 94404, not less than 120 days prior to the anniversary of the date proxy statements were mailed to stockholders in connection with the prior year’s annual meeting of stockholders and must contain the following information:

•	the candidate’s name, age, contact information and present principal occupation or employment; and

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a description of the candidate’s qualifications, skills, background, and business experience during, at a minimum, the last five years, including his/her principal occupation and employment and the name and principal business of any corporation or other organization in which the candidate was employed or served as a director.

In addition, under our Bylaws, stockholders are permitted to nominate directors for consideration at an annual meeting. A stockholder nomination for a director to be elected at an annual meeting must be sent in writing to the Corporate Secretary, SciClone Pharmaceuticals, Inc., 950 Tower Lane, Suite 900, Foster City, CA 94404, not less than 120 days prior to the anniversary of the date proxy statements were mailed to stockholders in connection with the prior year’s annual meeting of stockholders and must contain the following information:

•	the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated;

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a representation that the stockholder is a holder of record of stock of the corporation entitled to vote for the election of directors on the date of such notice of nomination and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice of nomination;

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a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons pursuant to which the nomination or nominations are to be made by the stockholder;

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such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC, had the nominee been nominated, or intended to be nominated, by the Board of Directors; and

•	the consent of each nominee to serve as a director if so elected.

All directors and director nominees must submit a completed form of the directors’ and officers’ questionnaire as part of the nominating process. The evaluation process may also include interviews and additional background and reference checks for non-incumbent nominees, at the discretion of the Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee will evaluate incumbent directors, as well as candidates for director nominee submitted by directors, management and stockholders consistently using the foregoing criteria and will select the nominees that, in the Committee’s judgment, best suit the needs of the Board at that time.

Communications by Stockholders with Directors

Stockholders may communicate with any and all Company directors by transmitting correspondence by mail, facsimile or email, addressed as follows:

Chairman of the Board

or Board of Directors

or [individual director]

c/o Corporate Secretary

SciClone Pharmaceuticals, Inc.

950 Tower Lane, Suite 900

Foster City, CA 94404

Fax: (650) 358-3469

The Corporate Secretary maintains a log of such communications and will transmit as soon as practicable such communications to the identified director addressee(s), unless there are safety or security concerns that mitigate against further transmission of the communication as determined by the Corporate Secretary. The Board of Directors or individual directors so addressed will be advised of any communication withheld for safety or security reasons as soon as practicable. The Corporate Secretary will relay all communications to directors absent safety or security issues.

Director Attendance at Annual Meetings

We believe that it is desirable that directors attend our annual meeting of stockholders. Our policy is to schedule our Annual Meeting of Stockholders at a time and date to maximize attendance by directors taking into account the directors’ schedules. Of the seven directors then in office, four attended the 2008 Annual Meeting of Stockholders.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee during 2008 has been an officer or employee of SciClone or any of its subsidiaries, or has had any relationship requiring disclosure by SciClone under the rules and regulations of the SEC. No interlocking relationships existed during 2008 between any member of the Compensation Committee and any member of any other company’s board of directors or compensation committee.

Compensation of Directors

Cash Compensation

Directors who are employees of SciClone do not receive any compensation for their services as directors. During 2007 and 2008, each non-employee director is entitled to an annual retainer of $30,000, plus payment of out-of-pocket expenses relating to their service as Board members. In addition, directors receive the following additional annual payments for service on the committees of the Board of Directors:

Committee	Member		Chairman
Audit	($	)10,000	($	)14,000
Compensation		7,500		10,000
Nominating and Corporate Governance		7,500		10,000
Business Development		7,500		10,000
Scientific Review		7,500		10,000

In addition, our Chairman of the Board (currently Mr. Woodman) receives an additional annual payment of $22,000.

Equity Compensation

Non-employee directors also receive an option grant of 50,000 shares upon election to the Board and an annual option grant of 30,000 shares upon their re-election. Each option has a term of ten years and an exercise price equal to the closing price of our Common Stock as quoted on the NASDAQ Global Market on the grant date of such option. Initial option grants vest in three equal annual installments. Annual stock option grants vest in twelve equal monthly installments. In the event of a change in control, any unexercisable or unvested portions of any outstanding options are immediately exercisable and vested in full as of the date 10 days prior to the change in control, regardless of whether the option is assumed or substituted for by the acquirer.

Under our 2004 Outside Directors Stock Option Plan:

•

If Mr. Hawkins, Dr. Lawrence, Mr. Saxe and Mr. Woodman are re-elected to the Board at the Annual Meeting, each will automatically receive an option to purchase 30,000 shares of our Common Stock, as they shall have each served for a full year prior to the Annual Meeting of Stockholders; and

•

If Dr. Camerini, Dr. Jones and Mr. Lapointe are re-elected to the Board at the Annual Meeting, each will automatically receive an option to purchase 5,000 shares of our Common Stock, as they each served one-sixth of a full year as an outside director prior to the Annual Meeting of Stockholders.

Aggregate Compensation

The following table sets forth information concerning the aggregate compensation earned during 2008 by each individual who served as a director at any time during 2008:

2008 Director Compensation

Name of Director	Fees Earned or Paid in Cash		Option Awards(1)		All Other Compensation	Total
Dean S. Woodman	($)73,875	(2)	($	)37,166	—	($	)111,041
John D. Baxter, M.D.	45,000	(3)		37,166	—		82,166
Richard J. Hawkins	82,500	(4)		37,166	—		119,666
Rolf H. Henel	50,000	(5)		37,166	—		87,166
Ira D. Lawrence, M.D.	43,125	(6)		37,166	—		80,291
Jon. S. Saxe	94,000	(7)		37,166	—		131,166
Friedhelm Blobel, Ph.D.	—	(8)		—	—		—

(1)	The amounts shown are the compensation costs recognized in our financial statements for 2008 related to grants of stock options to our non-employee directors in 2008 and prior years, to the extent we recognized compensation costs in 2008 for such awards in accordance with the provisions of Statement of Financial Accounting Standards (SFAS) 123R, excluding the impact of estimated forfeitures related to service-based vesting conditions. For a discussion of the valuation assumptions used in the SFAS 123R calculations, see Note 1 of Notes to Consolidated Financial Statements, “The Company and Summary of Significant Accounting Policies” included in Part IV, item 15 of our Annual Report on Form 10-K for the year ended December 31, 2008.

(2)	Consists of $30,000 director fee, $22,000 for service as Chairman of the Board of Directors, $10,000 for service on the Audit Committee, $10,000 for service as the Chairman of the Business Development Committee and $1,875 for service on the Corporate Governance and Nominating Committee since our 2008 Annual Meeting of Stockholders.

(3)	Consists of $30,000 director fee, $7,500 for service on the Compensation Committee and $7,500 for service on the Business Development Committee.

(4)	Consists of $30,000 director fee, $10,000 for service on the Audit Committee, $7,500 for service on the Compensation Committee and $35,000 for other services rendered to, and approved by, the Board.

(5)	Consists of $30,000 director fee, $10,000 for service as Chairman of the Compensation Committee and $10,000 for service as Chairman of the Corporate Governance and Nominating Committee.

(6)	Consists of $30,000 director fee, $7,500 for service on the Business Development Committee and $5,625 for service on the Corporate Governance and Nominating Committee until our 2008 Annual Meeting of Stockholders.

(7)	Consists of $30,000 director fee, $14,000 for service as Chairman of the Audit Committee, $7,500 for service on the Corporate Governance and Nominating Committee, $7,500 for service on the Business Development Committee and $35,000 for other services rendered to, and approved by, the Board.

(8)	Dr. Blobel received no compensation for his service on the Board of Directors. Compensation paid to Dr. Blobel as President and Chief Executive Officer is disclosed in the Summary Compensation Table herein.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

Ernst & Young LLP has served as our independent registered public accounting firm since 1991 and has been appointed by the Board to continue as our independent registered public accounting firm for the fiscal year ending December 31, 2009. In the event that ratification of this selection of auditors is not approved by a majority of the shares of Common Stock voting at the Annual Meeting in person or by proxy, management will review its future selection of our independent registered public accounting firm.

A representative of Ernst & Young LLP is expected to be present at the Annual Meeting. This representative will have an opportunity to make a statement and will be available to respond to appropriate questions.

Principal Accountant Fees

The following table sets forth the aggregate fees billed to us for the fiscal years ended December 31, 2008 and December 31, 2007 by our principal accounting firm, Ernst & Young LLP:

	2008	2007
Audit Fees	$772,000	$826,000
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total	$772,000	$826,000

Audit fees consist of fees billed for professional services rendered for the audit of our consolidated financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements. Ernst & Young LLP did not perform audit-related, tax or other services for us.

The Audit Committee’s charter requires the Audit Committee to approve in advance the engagement of the independent registered public accounting firm and the fees and other terms of any such engagement for all audit services and non-audit services. Pre-approval is provided for in the Audit Committee’s charter if the Committee establishes policies and procedures therefore and (i) any pre-approval is detailed as to the particular service or category of services and (ii) the independent auditor and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditor in accordance with such pre-approval. During fiscal years 2007 and 2008, no fees were approved by the Audit Committee pursuant to the de minimis exception established by the SEC.

Required Vote

Stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm is not required by our bylaws or otherwise. The Board of Directors, however, is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate governance. If the stockholders fail to ratify the selection, the Audit Committee and the Board of Directors will reconsider whether or not to retain Ernst & Young LLP. Even if the selection is ratified, the Audit Committee or the Board of Directors in their discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in our best interests or in the best interests of our stockholders.

The selection of Ernst & Young LLP as independent registered public accounting firm will be deemed to have been ratified by the stockholders upon the affirmative vote of a majority of the votes cast affirmatively or negatively on the proposal at the Annual Meeting, as well as the presence of a quorum representing a majority of the shares of Common Stock of SciClone entitled to vote at the Annual Meeting, present in person or represented by proxy. Abstentions and broker non-votes will each be counted as present for purposes of determining a quorum but will not have any effect on the outcome of the proposal.

Recommendation of the Board of Directors:

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS SCICLONE’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2009.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to beneficial ownership of shares of our Common Stock as of March 31, 2009 by:

•	all those known by us to be beneficial owners of more than 5% of its Common Stock;

•

our President and Chief Executive Officer (our principal executive officer), who concurrently served as our principal financial officer for most of 2008, our principal accounting officer during 2008 and our most highly-compensated executive officers as of December 31, 2008 (or any executive officer who would have been among the most highly-compensated but for the fact that such an individual was not serving as an executive officer as of December 31, 2008) whose total salary and bonus for the fiscal year ended December 31, 2008 exceeded $100,000 for services in all capacities to SciClone (collectively, the “Named Executive Officers”);

•	each of our directors; and

•	all our directors and executive officers as a group.

The following table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC and information supplied by our transfer agent, BNY Mellon Shareowner Services, as of the most recent practicable date. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 46,219,562 shares outstanding on March 31, 2009, provided that any additional shares of common stock that a stockholder has the right to acquire within 60 days after March 31, 2009 pursuant to grants of stock options or awards of restricted stock are deemed to be outstanding and beneficially owned by the person holding such options or restricted stock for the purpose of computing the number of shares beneficially owned and the percentage ownership of such person, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated below, the address for the persons and entities listed below is 950 Tower Lane, Suite 900, Foster City, California 94404.

	Shares Beneficially Owned(1)
	Number	Percent
Stockholder
Sigma-Tau Finanziaria S.p.A. and Affiliates(2) c/o Sigma-Tau Finance S.A. 13, Boulevard du Prince Henri L-1724, Luxembourg	9,853,261	21.3%

Officers
Friedhelm Blobel, Ph.D.(3)	215,000	*
Gary S. Titus	15,000	*
Hans P. Schmid(4)	461,136	*
Israel Rios, M.D.(5)	129,480	*
Ivan Hui(6)	274,589	*

Outside Directors
Dean S. Woodman(7)	292,500	*
John D. Baxter, M.D.(8)	568,992	1.2%
Roberto Camerini, M.D.	—	*
Richard J. Hawkins(9)	152,500	*
Rolf H. Henel(10)	257,500	*
Trevor M. Jones, Ph.D.	—	*
Gregg A. Lapointe	—	*
Ira D. Lawrence, M.D.(11)	287,500	*
Jon S. Saxe(12)	237,500	*

All directors and executive officers as a group (14 persons)(13)	2,891,697	6.0%

*	Less than 1%.

(1)	Except pursuant to applicable community property laws, we believe the persons named in the table have sole voting and investment power with respect to all shares. Under the rules of the SEC, a person is deemed to be the beneficial owner of shares that can be acquired by such person within 60 days of the date of this table, including options to purchase of our common stock that may vest within 60 days hereof.

(2)	Based on a Schedule 13D/A filed by Sigma Tau Finanziaria SPA, an Italian corporation (“Sigma Tau”), on March 30, 2009. Each of Sigma Tau, Paolo Cavazza, Claudio Cavazza, Defiante Farmaceutica, S.A., a Portuguese corporation (“Defiante”), Chaumiere-Consultadoria e Servicos, Sociedade Unipsssoal, LdA, a Portuguese corporation (“Chaumiere”) and Aptafin S.p.A., an Italian Corporation (“Aptafin”) is deemed to be the beneficial owner of 9,853,261 shares that each owns directly and indirectly. Of these 9,853,261 shares, Defiante is the direct beneficial owner of 6,580,938 shares. Chaumiere is the direct beneficial owner of 1,289,052 shares, Aptafin is the direct beneficial owner of 765,841 shares, Paolo Cavazza is the direct beneficial owner of 822,815 shares and Claudio Cavazza is the direct beneficial owner of 394,615 shares. See “Transactions with Related Persons” below for further information concerning our relationship with Sigma Tau.

(3)	Includes 200,000 shares issuable pursuant to options exercisable within 60 days of March 31, 2009.

(4)	Includes 400,000 shares issuable pursuant to options exercisable within 60 days of March 31, 2009.

(5)	Consists of 129,480 shares issuable pursuant to options exercisable within 60 days of March 31, 2009.

(6)	Includes 225,125 shares issuable pursuant to options exercisable within 60 days of March 31, 2009.

(7)	Includes 222,500 shares issuable pursuant to options exercisable within 60 days of March 31, 2009.

(8)	Consists of 361,492 shares held by John D. Baxter and Ethelee D. Baxter as Trustees, FBO The Baxter Family Revocable Trust UDT 11/8/95 and 207,500 shares issuable pursuant to options exercisable within 60 days of March 31, 2009.

(9)	Consists of 152,500 shares issuable pursuant to options exercisable within 60 days of March 31, 2009.

(10)	Includes 207,500 shares issuable pursuant to options exercisable within 60 days of March 31, 2009.

(11)	Consists of 287,500 shares issuable pursuant to options exercisable within 60 days of March 31, 2009.

(12)	Includes 222,500 shares issuable pursuant to options exercisable within 60 days of March 31, 2009.

(13)	Includes 2,254,605 shares issuable pursuant to options exercisable within 60 days of March 31, 2009.

“EXECUTIVE COMPENSATION AND OTHER MATTERS”

Executive Officers

The following table sets forth the name, age and title for each of our executive officers:

Name	Age	Title
Friedhelm Blobel, Ph.D.	60	President & Chief Executive Officer, Director
Gary S. Titus	49	Chief Financial Officer and Senior Vice President, Finance
Hans P. Schmid	57	President and Managing Director, SciClone Pharmaceuticals, International, Ltd.
Israel Rios, M.D.	62	Chief Medical Officer and Senior Vice President, Medical Affairs

Friedhelm Blobel, Ph.D. is one of our directors as well as our President & Chief Executive Officer, and, as such, his biographical information is included above under “Election of Directors.”

Gary S. Titus has served as our Chief Financial Officer and Senior Vice President, Finance since December, 2008. Mr. Titus previously served as Senior Vice President of Finance and Chief Financial Officer at Kosan Biosciences, which was acquired by Bristol-Myers Squibb Company in May 2008, from September 2006 until September 2008. Mr. Titus joined Nuvelo, Inc. in January 2003 and served as Chief Financial Officer and Vice President from October 2005 to September 2006. Mr. Titus has also held positions at life sciences companies including Metabolex, Inc., Intrabiotics Pharmaceuticals, Inc., and LifeScan, Inc., a division of Johnson & Johnson. Mr. Titus holds a Bachelors of Science degree in Accounting from the University of South Florida and a Bachelor of Science degree in Finance from University of Florida and is a Certified Public Accountant. He also completed the Global BioExecutive Program at UC Berkeley’s Haas School of Business and is a member of several professional organizations.

Hans P. Schmid is the President and Managing Director of SciClone Pharmaceuticals International, Ltd. and has been with SciClone since 2001. Mr. Schmid was Chief Financial Officer from December 1999 to April 2001 for Questcor Pharmaceuticals, Inc. (NASDAQ: QCOR), a specialty pharmaceutical company, and Senior Vice President, International Business Development from February 1997 to September 1999 for Oread, Inc., a contract pharmaceutical company. From 1985 to 1997 he worked at Syntex Corporation as Vice President of Finance and Administration for Pharmaceutical Operations Asia/Pacific region and at F. Hoffmann-LaRoche as Senior Vice President, Finance and Head of Administrative Services for Roche Bioscience. Previously he held financial and operational positions with Itel Corporation in Germany, Japan, England and the U.S. Mr. Schmid holds a Bachelors of Arts in General Business Administration from the Commercial Trade School, Lucerne, Switzerland.

Israel Rios, M.D. has served as our Senior Vice President, Medical Affairs and Chief Medical Officer since October 2005. In this capacity, he is responsible for the design and oversight of all clinical trials and the evaluation of new development candidates. From 2003 to 2005 he served as Vice President of Clinical Affairs for Dendreon Corporation, a biotechnology company. From 1993 to 2000, Dr. Rios was at Berlex Laboratories (the U.S. affiliate of Schering AG of Germany) most recently as Vice President of Oncology Development. From 1984 to 1993, Dr. Rios was Director of Anti-Infective Clinical Research at Marion Merrill Dow, Inc. where he directed the clinical development and helped manage the New Drug Application submissions of several anti-infective products. From 1978 to 1984, Dr. Rios held several positions at Bristol-Myers Squibb Company, most recently as Director of Clinical Research. Dr. Rios earned his M.D. degree at the Central University of Venezuela. He completed his internship and residency in internal medicine at Mount Sinai Hospital in Hartford, Connecticut, and his fellowship in infectious diseases at Hartford Hospital in Hartford, Connecticut.

Principal Financial Officer and Principal Accounting Officer

Until April 2008, Richard A. Waldron served as our Executive Vice President, Chief Financial Officer and Secretary. In April 2008, we entered into a Consulting and Resignation Agreement and General Release of All Claims with Mr. Waldron. Under this agreement, Mr. Waldron resigned from employment with us but remains available to consult with us on a limited capacity for up to one year thereafter. Upon Mr. Waldron’s resignation, Mr. Blobel assumed the duties of interim principal financial officer. Ivan Hui continued as our principal accounting officer and subsequently was promoted to the position of Assistant Vice President, Finance, a position that he continues to hold. Gary S. Titus joined SciClone as Chief Financial Officer and Senior Vice President, Finance and, concurrently, became SciClone’s principal financial officer. Although neither Mr. Waldron or Mr.  Hui are executive officers of SciClone, their employment arrangements during 2008 are disclosed herein.

Compensation Discussion and Analysis

Overview

The Compensation Committee of the Board of Directors administers our executive compensation and benefit programs. The Committee comprises exclusively independent directors and oversees all compensation and benefit programs and actions that affect our executive officers.

Compensation Philosophy

We are committed to developing and commercializing innovative products to treat life-threatening diseases. We are engaged in a competitive industry, and to accomplish this objective, we design our compensation programs to attract, motivate and retain qualified executives dedicated to working towards our short and long-term corporate goals. People are one of our key assets, and we seek to hire employees and executives who share our corporate vision and values and have the skills and motivation to execute on our corporate strategy. In our dynamic work environment, we foster the following corporate values:

•	Leadership;

•	Innovation and creativity;

•	Diversity;

•	Teamwork;

•	Accountability; and

•	High ethical standards.

Our corporate culture emphasizes high ethical standards and accountability while encouraging our executives and our employees to innovate and create in executing our corporate strategy in a highly competitive environment. We seek professionals from diverse backgrounds, to work in teams, to add balanced perspectives to our work. Our executive officers and senior employees aim to provide leadership and to provide professional development opportunities and motivation for our employees on a continual basis.

The Compensation Committee administers the compensation programs for our executive officers while considering this competitive environment, but we believe that part of the compensation paid to our executive officers should also be dependent upon our financial performance and the value that we create for our stockholders. Our total compensation package seeks to align an executive’s performance with our stockholders’ interests, measured over the short and the long-term. Accordingly, the Compensation Committee aims to balance a fixed cash base salary with variable cash and equity incentives to motivate each executive to reach his individual objectives as well as our overall corporate objectives.

Objectives of Our Compensation Program

The primary objective of our compensation programs for our executive officers is to attract and retain qualified executives and employees of outstanding ability and potential and to motivate them to achieve their individual objectives as well as our overall corporate goals, with a focus on creating value for our stockholders. In addition to the primary objectives of attracting and retaining qualified executives, the other objectives of our compensation program include the following:

•	Motivate executives and employees to work towards completing our overall corporate goals and milestones and their individual employee objectives over the short and long-term;

•	Align our executives’ and employees’ performance with our stockholders’ interests; and

•	Compete effectively with the compensation programs of comparable companies to allow us to compete with our peers for valuable human resources

What Our Compensation Program is Designed to Reward

Our compensation program is designed to reward performance measured over a short and long-term basis. We seek to align our executives’ performance with the interests of our stockholders. Base salaries, annual cash incentives and the vesting of our options and retirement plans encourage executive retention and provides a balance between short and long-term elements of compensation.

We generally set corporate objectives at the beginning of the fiscal year, against which the performance of our executives is evaluated for determining increases in compensation for the subsequent fiscal year. Our corporate objectives typically include the progress of sales growth in China, advancement of clinical and regulatory programs, successful commercialization activities, management of costs and expenses and attainment of necessary capital resources.

For 2008, our corporate goals included the following:

•	Increase overall sales for SciClone;

•	Obtain financing facility while managing expenses and cash position;

•	Achieve first revenue for our DC Bead product;

•	Prepare our Chinese business for the possibility of additional investment;

•	Acquire at least one new product for China;

•	Expand our product partnering;

•	Achieve certain targets with respect to our clinical trial efforts; and

•	Increase institutional ownership of our common stock and coverage by financial community analysts.

Compensation Process, Role of Management, Independent Compensation Consultants, Peer Group Selection and Benchmarking

Compensation Process, Role of Management

As mentioned above in “Corporate Governance — Board Meetings and Committees — Compensation Committee,” the Compensation Committee is responsible for determining and approving all compensation for our executive officers. Pursuant to its charter, the Compensation Committee recommends to the full Board the salary and bonus earned by the President and Chief Executive Officer, reviews and recommends to the full Board salary and bonus levels for other executive officers, approves stock option grants to executive officers and approves all employment, severance and change-in-control agreements applicable to executive officers. Our Chief Executive

Officer assists the Compensation Committee in its deliberations with respect to the compensation payable to our other executive officers, and typically recommends specific compensation packages for our executive officers based upon his assessment and evaluation of their performance for the prior year.

Following the end of each fiscal year, our Chief Executive Officer evaluates executive officer performance for the prior fiscal year, other than his own performance, and discusses the results of such evaluations with the Compensation Committee. The Chief Executive Officer assesses each executive officer’s performance for the prior fiscal year based upon subjective factors concerning such officer’s individual business goals and objectives, and the contributions made by the executive officer to our overall results. The Chief Executive Officer then makes specific recommendations to the Compensation Committee for adjustments of base salary, target bonus, and equity awards, if appropriate, as part of the compensation packages for each executive officer, other than himself, for the next fiscal year.

The Compensation Committee reviews the performance of the Chief Executive Officer and determines all compensation for the Chief Executive Officer. The Chief Executive Officer was not present at the time the Compensation Committee reviewed his performance and discussed his compensation for 2008 or 2009.

Independent Compensation Consultants, Peer Group Selection and Benchmarking

For both 2008 and 2009, the Compensation Committee reviewed survey data of compensation packages at comparable companies in connection with its determination of executive officer compensation for 2008 and 2009. The Compensation Committee’s policy is to conduct an in-depth assessment using detailed data every other year, while using only summary data in the intervening year. The Compensation Committee has retained Setren, Smallberg & Associates, Inc. (“Setren”), an independent compensation consultant to conduct an assessment of our executive officer compensation and advise the Committee regarding optimal allocation of the different elements of executive officer compensation among base salary, bonuses and equity and to recommend target amounts for each element of compensation.

In carrying out its in-depth assessment for 2008, Setren relied on the Radford Global Life Sciences Survey from Radford Surveys and Consulting, a division of Aon Corporation and an independent compensation consulting firm (“Radford”), which includes the average, median and range amounts of base salary, annual cash incentives and long-term equity incentives from comparable pharmaceutical, biotechnology and medical device companies. Of the 500 companies included in this Radford survey, Setren used the subset of data from 129 Northern California companies (“Radford Group”) to compare the compensation of our executive officers and employees, as Setren believes this comparable group best represents the companies with which we compete for executive and professional talent. The Compensation Committee typically targets the amount of each element of compensation at approximately the 50th percentile of the Radford Group, and confirms the applicability of this level by reference to the results of the review of compensation information. Setren supplemented the Radford data with its own survey of publicly available information filed by a group of the following peer companies (“Setren Peer Data”) we suggested:

Allos Therapeutics	Curagen Corporation	Kosan Biosciences, Inc.
Alfacell Corporation	Cytokinetics, Inc.	Metabasis Therapeutics, Inc.
Anadys Pharmaceuticals	Dendreon Corporation	Oxigene, Inc.
Anesiva, Inc.	Genitope Corporation	Neopharm, Inc.
Antigenics, Inc.	Genta, Inc.	Peregrine Pharmaceuticals, Inc.
Ariad Pharmaceuticals, Inc.	Genvec, Inc.	Point Therapeutics, Inc.
Avi Biopharma Inc.	Immunomedics, Inc.	Seattle Genetics, Inc.
Cell Genesys, Inc.	Inhibitex, Inc.	Vical, Inc.
Cell Therapeutics, Inc	Introgen Therapeutics, Inc.	Vion Pharmaceuticals, Inc.

For 2008, Setren compared the current compensation (base salary, annual cash incentives and long term equity incentives) of each of our executive officers and other management level employees to the median and

75th percentile of each of the Radford Group and the Setren Peer Data. Based on the results of its review of comparable data, Setren recommended adjustment to base salary, bonus or equity compensation levels for each of our executive officers wherever current levels appeared out of line.

For 2009, Setren used summary Radford data with respect to base salary and annual cash incentives. However, with respect to long-term equity incentives, Setren relied upon studies that Setren had previously conducted for biotechnology firms with characteristics similar to SciClone.

For both 2008 and 2009, after reviewing Setren’s recommendations and the recommendations of our Chief Executive Officer, the Compensation Committee approved the amount of each element of compensation for our executive officers. The Compensation Committee reaffirmed its decision in prior years to initially target the amount of each element of compensation at approximately the 50th percentile of the Radford Group, but varied compensation levels for individual executive officers above or below this 50th percentile target based on length of experience, individual performance, contribution to corporate performance and extent to which the actual job function relates to the comparative group.

By basing our compensation on the compensation data from comparable companies and offering increased compensation for individual and corporate performance, we aim to attract and retain talent and provide incentives to reach the corporate and individual performance objectives.

Elements of Our Compensation Program and How Each Element is Chosen

The key elements of our compensation program for executives and employees consist of base salary, annual cash incentives and long-term equity incentives. Our compensation package also includes a comprehensive benefits package of healthcare, disability and insurance coverage as well as an employee-funded, employer-matched retirement plan. Our equity and retirement plans have vesting schedules to encourage employee retention and a long-term commitment towards advancing our corporate objectives. The elements of our compensation programs are varied to achieve the following balances:

•	Fixed and variable compensation to reward individual and corporate performance;

•	Cash and equity compensation to align an executive’s performance with our stockholders’ interests; and

•	Short and long-term compensation to encourage retention and reward long-term service.

Elements of SciClone’s Compensation Program

Element of Compensation	How Element of Compensation is Determined	Purpose of Element of Compensation
Base Salary	Target is the 50th Percentile of comparable salaries as based on the 129 Northern California companies in the Radford Global Life Sciences Survey	Provide a fixed salary which is competitive with that of our peers

Annual Cash Incentives	Based on percentage of base salary. The actual percentage awarded is based on targeted total compensation, achieving individual and corporate objectives, and the individual’s performance in relation to the objectives	Provide a variable cash incentive to motivate employees to achieve individual and corporate objectives

Element of Compensation	How Element of Compensation is Determined	Purpose of Element of Compensation
Long-Term Equity Incentives	Based on the long-term equity incentives offered by the 129 Northern California companies in the Radford Global Life Sciences Survey. Long-term equity incentives include the following: Stock options and performance awards	Provide a variable long-term equity incentive to motivate employees to achieve individual and corporate objectives and align interests of employees with those of stockholders. Long-term equity incentives seek to encourage a focus on growth, profitability, stock price appreciation, insider ownership of stock and retention of employees

Retirement Benefits	Offered to all employees as pre-tax employee contributions and matching corporate contributions to an individual 401-K plan	Retain employees and offer vehicles for retirement savings

Health and Welfare Benefits	Offered to all employees to provide a comprehensive benefit package, including medical plan, dental plan, vision plan, flexible spending account, short and long-term disability insurance, life insurance and employee stock purchase program	Retain employees and offer plans to meet healthcare and insurance needs

Change in Control and Termination Benefits	Offered to our executive officers to allow for payment of severance upon change in control or termination of employment	Retain executive officers and ensure management continuity in the event of a change of control

Base Salary

Base salaries for executive officers and employees are targeted at a competitive market median, being the 50th percentile of the Radford Group, on a position-by-position basis with individual variations explained by differences in experience, skills and sustained performance. The Compensation Committee generally reviews the executive officers’ salaries on an annual basis.

When setting compensation for 2008, the Compensation Committee discussed the Setren compensation survey and the Radford Group data described above, the details of the survey data as it relates to each of our executive officers, and for the executive officers other than himself, the recommendations of our Chief Executive Officer. In addition, a representative of Setren participated in person and noted that the salary proposals were within the median range of comparable company data. The Compensation Committee also noted the guidelines recommended by our Chief Executive Officer for 2008 applicable to non-officer employees and reviewed data from Setren that indicated proposed increases of approximately 4.5% were within the average increase of 4.5%-5.0% for companies located within the San Francisco Bay Area. After reviewing all the above, the Compensation Committee approved the 2008 base salary for each of our executive officers. When setting compensation for 2008, the Compensation Committee did not adjust Mr. Waldron’s base salary and did not specifically examine Mr. Hui’s base salary.

In February 2009, the Compensation Committee again undertook a review of base salaries, including reliance in part upon a written update from Setren based upon summary data. Following the recommendation of the Chief Executive Officer to forego any salary adjustment for the 2009 calendar year for any SciClone employee in view of the overall economic situation facing our industry, the Compensation Committee elected to apply this policy also to the executive officers and accordingly to keep the salaries of our executive officers the same as for 2008.

Annual Cash Incentives

We provide annual cash incentives in the form of cash bonuses intended to motivate employees to achieve our overall corporate goals and their individual employee objectives. For executive officers, these annual cash incentives account for a significant percentage of each executive officer’s potential compensation, putting a significant percentage of total compensation at risk based on achievement of both corporate and individual objectives. Employees are also eligible to receive annual cash incentives, which typically account for a smaller percentage of total compensation. At the beginning of the fiscal year, the Compensation Committee established the annual cash incentive targets, determined as a percentage of base salary, for each of our executive officers. For Dr. Blobel and Mr. Schmid, the percentage of base salary comprising the cash bonus that could be achieved in the fiscal year were agreed in their respective offer letters for employment or employment agreements, as amended. In addition, in its 2008 review of the Radford Group, together with its review of the public filings by the Setren Peer Data companies, Setren reviewed the size of the bonuses payable to our executive officers, and found that the most recent bonuses paid were strong relative to both comparable groups.

For both 2008 and 2009, the initial target percentage for our current President and Chief Executive Officer, Dr. Blobel remained 40% of base salary and the initial target percentages for both Mr. Schmid and Dr. Rios remained 30% of base salary. Cash incentive bonuses are paid pursuant to our executive incentive plan, and earned only if we achieved annual corporate objectives established by the Board. Our 2008 corporate objectives under the executive incentive plan were as follows, weighted as indicated: (i) sales targets and cash balances (52.5%), (ii) operational goals relating to organization capability and investor relations (30%), and (iii) commercial, regulatory, product acquisition and research and development goals (17.5%). No separate individual objectives are established for Dr. Blobel. Dr. Blobel establishes individual objectives, in addition to these corporate objectives, against which performance of the other executive officers is evaluated. Executive officers may earn up to 150% of their individual cash incentive target depending upon the Committee’s assessment of performance in relation to their predetermined objectives.

The actual cash incentive award earned is determined by the Committee’s judgment in its discretion of the relative attainment of our overall corporate performance objectives, the relative attainment of individual employee performance objectives, and the individual’s performance in relation to the objectives subject to targeted overall compensation. Cash incentive awards are typically paid in the year following the year for which performance is evaluated. No threshold performance against the established objectives is required to be reached before bonuses are earned under the plan.

In February 2009, the Compensation Committee reviewed the 2008 performance of our executive officers against corporate and individual objectives. Dr. Blobel reviewed the performance of each of the executive officers, and proposed the bonuses payable under our executive incentive plan. The Compensation Committee also reviewed an updated report from Setren on officer compensation measures as proposed by Dr. Blobel and noted that the compensation proposals with respect to bonuses, as well as equity incentive adjustments, were within the approximate median range of, or slightly below, comparable company data.

The actual bonuses paid for 2008 varied depending on the extent to which actual performance met, exceeded, or fell short of the applicable executive officer’s 2008 individual objectives, as determined by the Compensation Committee, which used in part the recommendations of Dr. Blobel. The Compensation Committee found that in 2008, we increased revenues, obtained debt financing and managed our cash balance carefully, increased analyst coverage of SciClone and put in place the structure for additional investment in our Chinese business. However, the Compensation Committee also found that no first commercial revenues of DC Bead occurred, no additional products were acquired for sale in China and no new partnering agreements were consummated for our products generally.

Based on the achievement of the corporate performance objectives set forth above and completion of individual objectives in 2008, the Compensation Committee approved a $159,120 bonus for Dr. Blobel (36% of 2008 base salary, compared to the 40% target established by the Compensation Committee at the beginning of 2008). In approving this amount, the Compensation Committee increased Dr. Blobel’s bonus amount from 85.75% to 90% of his potential maximum target bonus based upon Dr. Blobel’s substantial effort and leadership accomplishments during 2008. The Compensation Committee approved a $140,000 bonus for Mr. Schmid (44% of 2008 base salary, compared to his 30% target) based in part upon Mr. Schmid exceeding expectations with respect to the performance of SciClone’s international operations. The Compensation Committee further approved a bonus of $100,000 for Dr. Rios (32% of 2008 salary compared to his 30% target). The Compensation Committee also approved a bonus for Mr. Hui of $20,000 and a one-time bonus of $50,000 for his additional efforts as a result of the departure of our former chief financial officer (an aggregate of 38% of 2008 base salary, compared to his 20% target bonus established by SciClone). Mr. Titus did not receive a bonus as he only recently joined us in December 2008. As part of his settlement agreement in connection with the cessation of his employment with us, Mr. Waldron received $25,875 in bonus pro-rated for 2008.

Long-Term Cash Incentives

Under the terms of a Long Term Incentive Plan (“LTIP”) contained in the employment agreement that we entered into with Dr. Blobel in 2006 upon his commencement of employment with us, the Compensation Committee was obligated to consider an award to Dr. Blobel of a special cash bonus of up to $300,000, based on achievement of corporate performance targets over the years 2006 through 2008. In April 2009, the Compensation Committee evaluated Dr. Blobel’s performance for the three-year period and declared a bonus to Dr. Blobel of $280,350.

Separately, the Compensation Committee also approved a new LTIP period for the fiscal years ending December 31, 2009, 2010 and 2011 with a maximum aggregate target amount at the end of the three year period of $450,000. As with the former LTIP period, any payment under the LTIP at the end of the three year period is subject to the Compensation Committee’s assessment of the achievement of certain performance goals mutually established between the Compensation Committee and Dr. Blobel. The Compensation Committee significantly increased the maximum potential amount under the amended LTIP in order to recognize the progress that SciClone has made since Dr. Blobel joined as our Chief Executive Officer, the competitive market for salaries for Chief Executive Officers and to provide a further incentive to Dr. Blobel to increase the long term value of SciClone for its stockholders.

Long-Term Equity Incentives

We provide long-term equity incentives to motivate employees to achieve individual and corporate objectives and align interests of employees with those of stockholders. Our long-term equity incentives for executive officers and employees currently consist of options and other rights to purchase shares of our Common Stock granted under our equity plans. Stock options granted under equity plans generally vest over a four-year period, providing incentive to create value for our stockholders over the long-term since the full benefit of the option cannot be realized unless the employee remains with us and stock price appreciation occurs over a number of years. The Compensation Committee has typically granted options to employees upon commencement of employment and has occasionally granted additional options following a significant change in job responsibility, scope or title or a particularly noteworthy corporate or individual achievement. For any newly-hired executive officer, any promotion to executive officer or any other grant, the size of the equity grant is determined by analyzing comparable compensation data from biotechnology companies, as described above under “ Independent Compensation Consultants, Peer Group Selection and Benchmarking .” During 2008 and 2009, our executive officers were each granted stock options based on the Committee’s evaluation of individual contribution to achievement of corporate performance goals during 2007 and 2008, respectively.

The review of our executive compensation completed by Setren in early 2008 found that the equity position held by Dr. Blobel remained below those of similar executive officers at the peer group companies making up the Setren Peer Data. Accordingly, after reviewing the achievement of corporate goals and objectives, and considering that an equity grant had not been made to Dr. Blobel in 2007, Dr. Blobel was granted an option in March 2008 for an additional 300,000 shares. The option will vest, provided Dr. Blobel is still employed by us, upon our common stock trading publicly for at least 30 consecutive calendar days at or greater than a target closing price per share as reported on the NASDAQ Global Market (a “Trading Price Goal”), of

•	$4.50 on or before June 2, 2009 for 50,000 shares,

•	$6.00 on or before June 2, 2010 for 50,000 shares,

•	$8.00 on or before June 2, 2011 for 50,000 shares,

•	$10.00 on or before June 2, 2012 for 50,000 shares,

•	$12.00 on or before June 2, 2013 for 50,000 shares, and

•	$14.00 on or before June 2, 2014 for 50,000 shares.

Each price shall be adjusted for stock dividends, stock splits or similar changes in our capital structure. If a Trading Price Goal is not achieved on or before the respective target, the corresponding portion of the option will not vest and will terminate upon such date.

In February 2009, the Compensation Committee again reviewed the equity compensation arrangements for Dr. Blobel. Among other factors, the Compensation Committee reviewed written information from Setren that indicated that Dr. Blobel’s equity incentive arrangements were within the median range of comparable company data. However, upon further analysis and consideration, including with regard to SciClone’s financial performance in 2008 and the goal of the Compensation Committee to closely tie Dr. Blobel’s compensation with the long-term creation of value in SciClone, the Compensation Committee approved an option grant of 300,000 shares to Dr. Blobel. The option has time-based vesting contingent upon Dr. Blobel’s continued service to SciClone. Under SciClone’s standard policy, one quarter of the option vests on the first anniversary of the date of grant, with the remaining portion of the option thereafter vesting monthly in 36 equal amounts.

Also in March 2008, based solely upon the achievement of corporate goals and objectives during 2007, Mr. Schmid received an option grant of 80,000 shares, Dr. Rios received an option grant for 100,000 shares and Mr. Hui received an option grant of 40,000 shares. In March 2009, Mr. Schmid received an option grant of 125,000 shares, Dr. Rios received an option grant for 65,000 shares and Mr. Hui received an option grant of 60,000 shares. All of these option grants are subject to SciClone’s standard vesting schedule for time-based vesting. In addition, in March 2009, Mr. Schmid also received an option grant for 125,000 shares and Dr. Rios received an option grant for 65,000 shares, the vesting for both of which is subject to the achievement of certain corporate performance metrics.

The Board’s policy is that the grant date of stock options granted at a meeting of the Compensation Committee or the Board of Directors held between the end of any fiscal quarter and the public announcement of the financial results of such quarter, be a pre-determined number of days after such public announcement of financial results. The Board’s grants of options in 2008 and 2009 complied with this policy.

At present, we do not have any equity or security ownership requirements for our executive officers.

Change in Control and Termination Benefits

We have, from time to time, entered into offer letters or employment agreements that contain certain benefits payable upon termination in certain situations. All such benefits extended to our executive officers are approved by the Compensation Committee in order to be competitive in our hiring and retention of executive officers, in comparison with other biotechnology companies of similar size with which we compete for talent. All such agreements with the Named Executive Officers are described in “Potential Payments upon Termination or Change-in-Control” elsewhere in this “Executive Compensation and Other Matters” section of this proxy statement.

We have entered into Change in Control Agreements with our Named Executive Officers with the goal of retaining such executive officers during the pendency of a proposed change of control transaction, and in order to align the interests of the executive officers with our stockholders in the event of a change in control. We believe that a proposed or actual change in control transaction can adversely impact the morale of officers and create uncertainty regarding their continued employment. Without the benefits under the Change in Control Agreements, executive officers may be tempted to leave our employment prior to the closing of the change in control, especially if they do not wish to remain with the entity after the transaction closes, and any such departures could jeopardize the consummation of the transaction or our interests if the transaction does not close and we remain independent. The Compensation Committee believes that these benefits therefore serve to enhance stockholder value in the transaction, and align the executive officers’ interests with those of our stockholders in change in control transactions. A description of the terms and conditions of such Change in Control Agreements is set forth in “Potential Payments upon Termination or Change-in-Control” elsewhere in this “Executive Compensation and Other Matters” section of this proxy statement.

Tax Considerations

In its deliberations regarding compensation for 2008, the Compensation Committee considered the impact of Section 162(m) of the Internal Revenue Code adopted under the Omnibus Budget Reconciliation Act of 1993, which disallows a deduction for any publicly-held corporation for individual compensation exceeding $1,000,000 in any taxable year for the Chief Executive Officer and four other most highly compensated executive officers, unless such compensation meets the requirements for the performance-based exception to the general rule. Income resulting from options granted under the 1995 Equity Incentive Plan and 2005 Equity Incentive Plan should qualify as an exception. The Compensation Committee does not believe that other components of our compensation will be likely to exceed $1,000,000 for any executive officer in the foreseeable future and therefore concluded that no further action with respect to qualifying this compensation for deductibility was necessary at this time. In the future, the Compensation Committee will continue to evaluate the advisability of qualifying its executive compensation for deductibility of such compensation. The Compensation Committee’s policy is to qualify its executive compensation for deductibility under applicable tax laws as practicable.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in SciClone’s Annual Report on Form 10-K for the year ended December 31, 2008 and this proxy statement. The material in this report shall not be deemed to be “soliciting material” or “filed” with the SEC, will be deemed “furnished” in SciClone’s Annual Report on Form 10-K for the year ended December 31, 2008, and will not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, as a result of furnishing the disclosure in this manner.

Respectfully submitted by the Compensation Committee,

Rolf H. Henel, John D. Baxter, Richard J. Hawkins and Trevor M. Jones

Summary Compensation Table

The following table sets forth information concerning the compensation earned during the fiscal years ended December 31, 2008, 2007 and 2006 by our Chief Executive Officer, any individual who served as our Chief Financial Officer or principal financial officer or a similar position and our other most highly-compensated executive officers:

2008 Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)	Total ($)
Friedhelm Blobel, Ph.D.	2008	442,000	—	—	485,288	439,470	—	13,814	1,380,572
President and Chief Executive Officer (Principal Executive Officer)	2007	425,000	—	—	594,282	156,400	—	12,572	1,188,254
	2006	232,052	—	—	349,772	120,000	—	41,221	743,045

Gary S. Titus(5)	2008	17,925	25,000	—	421	—	—	44	43,390
Senior Vice President and Chief Financial Officer (Principal Financial Officer)

Hans P. Schmid	2008	318,000	—	—	110,720	140,000	—	12,572	581,292
President and Managing Director, SciClone Pharmaceuticals International Ltd.	2007	300,000	—	—	125,726	105,000	—	12,572	543,298
	2006	277,970	—	—	135,726	90,000	—	12,322	516,018

Israel Rios, M.D.	2008	316,128	—	—	83,172	100,000	—	13,814	513,114
Senior Vice President, Medical Affairs & Chief Medical Officer	2007	301,074	—	—	59,983	100,000	—	13,814	474,871
	2006	289,494	—	—	46,691	87,000	—	13,564	436,749

Ivan Hui(6)	2008	183,997	50,000	—	56,307	20,000	—	8,432	318,736
Assistant Vice President, Finance

Richard A. Waldron(7)	2008	115,000	—	—	41,110	—	—	396,507	552,617
Former Executive Vice President and Chief Financial Officer	2007	345,000	15,000	—	155,979	103,500	—	11,492	630,971
	2006	325,686	—	—	229,870	95,750	—	11,242	662,548

(1)	Reflects annual base salary for 2008, 2007 and 2006 respectively, and includes amounts (if any) deferred at the Named Executive Officer’s option under our 401(k) plan.

(2)	The amounts shown are the compensation costs recognized in our financial statements for 2006, 2007 and 2008 related to grants of stock options to each Named Executive Officer in 2006, 2007 and 2008 and prior years, to the extent we recognized compensation cost in 2006, 2007 or 2008 for such awards in accordance with the provisions of SFAS 123R, excluding the impact of estimated forfeitures related to service-based vesting conditions. For a discussion of valuation assumptions used in the SFAS 123R calculations, see Note 1 of Notes to Consolidated Financial Statements, “The Company and Summary of Significant Accounting Policies — Stock-Based Compensation” and Note 14 “Stock Award Plans” and “Stock-Based Compensation” and Note 15 — “CEO Agreements” in Part IV, Item 15 of our Annual Report on Form 10-K for the year ended December 31, 2008. Details regarding dates, amounts and exercise prices of option grants made during 2008 are contained in “Grants of Plan Based Awards” in this proxy statement.

(3)	Reflects incentive cash compensation paid to our executive officers under our executive incentive plan, earned for performance in the year indicated, although such non-equity incentive plan compensation is generally paid in the year following performance. Performance-based bonuses are generally paid under our executive incentive plan and reported as Non-Equity Incentive Plan Compensation. Except as otherwise noted, amounts reported as Bonus represent discretionary bonuses awarded by the Compensation Committee in addition to the amount (if any) earned under our executive incentive plan.

(4)	Reflects all other compensation paid in 2008, 2007 and 2006 respectively. “All other compensation” included during:

2008:

•	Dr. Blobel: $10,250 for matching contributions under our 401(k) plan and $3,564 for life insurance premiums;

•	Mr. Titus: $44 for life insurance premiums;

•	Mr. Schmid: $10,250 for matching contributions under our 401(k) plan and $2,322 for life insurance premiums;

•	Dr. Rios: $10,250 for matching contributions under our 401(k) plan and $3,564 for life insurance premiums;

•	Mr. Hui: $7,750 for matching contributions under our 401(k) plan and $682 for life insurance premiums; and

•	Mr. Waldron: $10,250 for matching contributions under our 401(k) plan, $774 for life insurance premiums, $58,053 for accrued vacation benefits, and $327,430 in severance-related benefits.

2007:

•	Dr. Blobel: $10,250 for matching contributions under our 401(k) plan and $2,322 for life insurance premiums;

•	Mr. Schmid: $10,250 for matching contributions under our 401(k) plan and $2,322 for life insurance premiums;

•	Dr. Rios: $10,250 for matching contributions under our 401(k) plan and $3,564 for life insurance premiums; and

•	Mr. Waldron: $10,250 for matching contributions under our 401(k) plan, $1,242 for life insurance premiums.

2006:

•

Dr. Blobel: $10,000 for matching contributions under our 401(k) plan, $1,221 for life insurance premiums and a payment of $30,000 for consulting services rendered by Dr. Blobel between April 23, 2006 and June 2, 2006;

•	Mr. Schmid: $10,000 for matching contributions under our 401(k) plan and $2,322 for life insurance premiums;

•	Dr. Rios: $10,000 for matching contributions under our 401(k) plan and $3,564 for life insurance premiums; and

•	Mr. Waldron: $10,000 for matching contributions under our 401(k) plan and $1,242 for life insurance premiums.

(5)	For 2008, Mr. Titus’ bonus amount of $25,000 reflects a sign-on bonus payment for joining SciClone.

(6)	Mr. Hui was our principal accounting officer during a portion of 2008, while Mr. Blobel was our interim principal financial officer. We have elected to include disclosure with respect to Mr. Hui for 2008.

(7)	Mr. Waldron’s employment with us terminated effective April 30, 2008. Amounts earned during 2007 reflect salary earned, a one-time cash bonus for his efforts in concluding the RP101 transaction of $15,000, and benefits received for the full year ended December 31, 2007. On April 4, 2008, we entered into a Consulting and Resignation Agreement and General Release of All Claims with Mr. Waldron under which Mr. Waldron resigned as our Executive Vice President and Chief Financial Officer. In addition, Mr. Waldron continued as an employee of SciClone through April 30, 2008 and is available to consult with us in a limited capacity for up to one year thereafter. Mr. Waldron retains the right to exercise any vested options during this one-year consulting period. Mr. Waldron will be entitled to payments in the aggregate amount of $345,000, payable over an approximately one-year period, in addition to payments of salary and bonus deemed earned through the date of termination of employment. In consideration for these benefits, Mr. Waldron has granted to us a general release of claims.

Grants of Plan-Based Awards

The following table sets forth certain information with respect to stock and option awards and other plan-based awards, including non-equity incentive awards, granted during the fiscal year ended December 31, 2008 to our Named Executive Officers.

2008 Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Option Awards: Number of Securities Underlying Options(#)(2)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)(3)
		Threshold ($)	Target ($)	Maximum ($)
Friedhelm Blobel, Ph.D.
Bonus Plan	3/18/2008	—	176,800	265,200
Option Award	3/18/2008				300,000	1.81	264,700

Gary S. Titus
Bonus Plan	12/16/2008	—	102,000	153,000
Option Award	12/16/2008				150,000	0.95	81,885

Hans P. Schmid
Bonus Plan	3/18/2008	—	95,400	143,100
Option Award	3/18/2008				80,000	1.81	81,800

Israel Rios, M.D.
Bonus Plan	3/18/2008	—	94,838	142,257
Option Award	3/18/2008				100,000	1.81	102,250

Ivan Hui
Bonus Plan	3/18/2008	—	37,600	56,400
Option Award	3/18/2008				40,000	1.81	40,900

(1)	We award bonuses pursuant to an annual executive incentive plan, which provides for the award of annual cash bonuses based upon achievement of objectives established by the Compensation Committee at the beginning of each fiscal year. See “Compensation Discussion and Analysis — Elements of Compensation and How Each Element is Chosen, Annual Incentive Compensation.” The actual amount paid to each Named Executive Officer for the fiscal years ended December 31, 2006, 2007 and 2008 is set forth in the Summary Compensation Table under the heading, “Non-Equity Incentive Plan Compensation.” Under our executive incentive plan, cash bonuses are paid to executive officers based upon achievement of corporate and individual objectives. The performance of executive officers is measured against achievement of these objectives after the fiscal year ends. Achievement of target for each measure represents performance entitling the executive officer to payment of the full target bonus established as a percentage of such officer’s base salary for the fiscal year; performance that is evaluated as being less than or greater than target results in a increase or decrease, as applicable, in amount of bonus payable to such officer. The maximum total bonus payable to each executive officer shall not exceed 150% of such target amount. There is no minimum performance required before bonuses are payable; accordingly there are no thresholds under the plan. On April 7, 2009, the Compensation Committee concluded that Dr. Blobel, in accordance with the provisions of his Long Term Incentive Plan as set forth in his Employment Agreement, should be awarded a lump sum cash bonus of $280,350.

(2)

Amounts shown represent options issued under our 2005 Equity Incentive Plan. Contingent upon the executive’s continued employment, with the exception of Dr. Blobel’s grant and 75,000 shares of Mr. Titus’ grants, one-quarter of the options vest twelve months following the grant date and the balance vest monthly over the following three years. Dr. Blobel’s grant is a performance-based option that vests contingent upon the price per share of our common stock achieving certain sustained levels. 75,000 shares of Mr. Titus’ options vest based on a performance objective. The exercise price for the options equals the closing price of our common stock on the date of grant. Each option has a maximum term of ten years. The options granted to all of our Named Executive Officers will vest on an accelerated basis upon the executive’s termination of employment under certain prescribed circumstances. Additional information regarding the vesting acceleration provisions applicable to equity awards granted to our Named Executive Officers is included in this proxy statement under the heading “Potential Payments upon Termination or Change in Control.”

(3)	The dollar value of the options shown, with the exception of Dr. Blobel’s grant, represents the grant date fair value estimated using the Black-Scholes option pricing model to determine grant date fair value, in accordance with the provisions of SFAS 123R. The dollar value of Dr. Blobel’s option shown, represents the grant date fair value estimated using the Monte Carlo simulation option pricing model to determine grant date fair value, in accordance with the provisions of SFAS 123R. For a discussion of valuation assumptions used in the SFAS 123R calculations, see Note 1 of Notes to Consolidated Financial Statements, “The Company and Summary of Significant Accounting Policies — Stock-Based Compensation” and Note 14, “Stockholders’ Equity — Stock Award Plans and Stock-Based Compensation,” and Note 15 — “CEO Agreements” included in Part IV, item 15 of our Annual Report on Form 10-K for the year ended December 31, 2008. The actual value, if any, that an executive may realize on each option will depend on the excess of the stock price over the exercise price on the date the option is exercised and the shares underlying such option are sold. There is no assurance that the actual value realized by an executive will be at or near the value estimated by the Black-Scholes model.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information with respect to the value of all unexercised options previously awarded to our Named Executive Officers as of December 31, 2008:

Outstanding Equity Awards at December 31, 2008

	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price($)	Option Expiration Date
Name	Exercisable	Unexercisable(1)
Friedhelm Blobel, Ph.D.(2)	200,000	800,000	2.49	6/02/2016
	—	300,000	1.81	3/18/2018

Hans P. Schmid	100,000	—	4.70	5/21/2011
	30,000	—	4.25	4/08/2012
	40,000	—	5.83	4/04/2013
	18,000	—	5.65	3/19/2014
	27,000	—	5.00	6/01/2014
	10,000	—	3.77	9/15/2014
	62,292	2,708	3.40	2/04/2015
	42,500	17,500	2.34	2/23/2016
	30,625	39,375	2.69	3/20/2017
	—	80,000	1.81	3/18/2018

Gary S. Titus(3)	—	150,000	0.95	12/16/2018

Israel Rios, M.D.	39,583	10,417	4.80	10/10/2015
	31,875	13,125	2.34	2/23/2016
	15,313	19,687	2.69	3/20/2017
	—	100,000	1.81	3/18/2018

Ivan Hui	15,000	—	1.22	7/02/2009
	10,000	—	1.50	8/20/2009
	20,000	—	10.75	8/21/2010
	17,000	—	3.688	3/16/2011
	20,000	—	4.25	4/08/2012
	24,000	—	5.83	4/04/2013
	10,400	—	5.65	3/19/2014
	15,600	—	5.00	6/01/2014
	28,750	1,250	3.40	2/04/2015
	28,333	11,667	2.34	2/23/2016
	15,313	19,687	2.69	3/20/2017
	—	40,000	1.81	3/18/2018

(1)	Except as otherwise noted, each option vests at the rate of 1/4 of the underlying shares on the first anniversary of the date of grant and 1/48 of the shares each month thereafter. Vesting may accelerate under certain circumstances for certain options, as described in “Potential Payments upon Termination or Change-in-Control” elsewhere in this “Executive Compensation and Other Matters” section of this proxy statement.

(2)	Dr. Blobel was granted options subject to our standard vesting in addition to awards with target stock price based vesting as described in “Elements of Our Compensation Program and How Each Element is Chosen — Long-Term Equity Incentives” elsewhere in this “Executive Compensation and Other Matters” section of this proxy statement.

(3)	Mr. Titus was granted options subject to our standard vesting in addition to awards with performance based vesting as described in “ Elements of Our Compensation Program and How Each Element is Chosen — Long-Term Equity Incentives” elsewhere in this “Executive Compensation and Other Matters” section of this proxy statement on Schedule 14A.

Option Exercises and Stock Vested During Last Fiscal Year

No options were exercised by our Named Executive Officers during 2008, and no shares of restricted stock granted to our Named Executive Officers vested during 2008.

Pension Benefits and Nonqualified Deferred Compensation Plans

We do not have any plans with any of the Named Executive Officers that provide for payments or other benefits at, following, or in connection with retirement. We do not have any defined contribution or other plan with any of the Named Executive Officers that provides for the deferral of compensation on a basis that is not tax qualified.

Potential Payments upon Termination or Change-in-Control

We have entered into the following agreements that will require us to provide compensation to the respective Named Executive Officers in the event of a termination of employment or a change in control of SciClone:

Friedhelm Blobel, Ph.D.

In June 2006, we entered into with Dr. Blobel a Consulting Services Agreement, an Employment Agreement and a Change in Control Agreement (together, the “Blobel Agreements”). The Blobel Agreements provide in the event of a termination of his employment without “Cause”, as defined in the Change in Control Agreement, Dr. Blobel is entitled to, as severance, base salary for a period of 12 months following the date of termination, payable on our ordinary payroll dates and subject to compliance with Section 409A of the Tax Code, less applicable withholding, and certain health care benefits. In the event Dr. Blobel is subject to a “Constructive Termination” or termination without “Cause,” within one year following a “Change in Control” of SciClone (a “Change of Control Acceleration Event”), he will be entitled to severance pay equal to one hundred fifty percent (150%) of his annual base salary as in effect at the time of such termination, payable within thirty (30) days and subject to compliance with Section 409A of the Tax Code, less applicable withholding, the immediate 100% vesting of his initial option to purchase 400,000 shares of Common Stock that was issued pursuant to the Employment Agreement, and the extension of the exercise period for any unexercised portion of all nonstatutory stock options held by him as at the date of such termination to be 12 months after the date of such termination. If Dr. Blobel voluntarily resigns or is terminated for Cause, he will not be entitled to any severance payment or acceleration of vesting of his unvested options.

In April 2009, the Compensation Committee re-examined certain aspects of the Blobel Agreements and determined that, in order to more closely match Dr. Blobel’s arrangements with those of similar officers at comparable companies, certain amendments to the Blobel Agreements were required, as the Blobel Agreements did not encompass either Dr. Blobel’s LTIP or any options with time-based vesting that are granted to Dr. Blobel after he joined SciClone in 2006. Specifically, when Dr. Blobel joined SciClone in 2006, he was granted stock options with both time-based vesting contingent upon his continued service with SciClone as well as options that vest based upon the achievement of certain performance metrics. The vesting on stock options subject to time-based vesting accelerates and vests in full upon a Change of Control Acceleration Event. However, acceleration for stock option vesting applied only to Dr. Blobel’s first option grant with time-based vesting and did not extend to all unvested options subject to time-based vesting.

Under the amendment to Dr. Blobel’s Change of Control Agreement:

•

The lump sum cash payment has been expanded to be the sum of (a) one hundred fifty percent (150%) of his then-present annual base salary, and (b) if Dr. Blobel’s employment is terminated prior to December 31, 2011, $12,500 per month for each full month worked after January 1, 2009, or if Dr. Blobel’s employment is terminated after December 31, 2011 but he has yet to be paid the bonus under the LTIP, $450,000; and

•

Any unvested option to purchase SciClone’s common stock held by Dr. Blobel will vest in full upon a Change of Control Acceleration Event so long as such option is subject to time-based vesting based upon Dr. Blobel’s continued service with SciClone and therefore does not contain performance-based vesting whereby vesting is contingent upon the achievement of certain individual or corporate-based performance metrics.

Gary S. Titus

On November 21, 2008, we entered into an offer letter with Gary S. Titus regarding his employment as Chief Financial Officer and Senior Vice President, Finance. Under the offer letter, Mr. Titus will receive an annual base salary of $340,000 and be eligible for an annual cash incentive and other benefits that are generally provided to our executives. The annual cash bonus is targeted at 30% of his base salary and will be earned depending upon performance in relation to predetermined management objectives. Mr. Titus was also provided with a $25,000 sign-on bonus less applicable withholding tax. The offer letter also included an option grant of (i) 75,000 shares of our common stock to vest over a forty-eight month period and (ii) 75,000 shares of our common stock that will vest based on Mr. Titus’ achievement of business objectives. We also entered into a Change of Control agreement with Mr. Titus dated December 8, 2008, under which Mr. Titus is entitled, following a Change of Control Acceleration Event to a severance payment equal to twelve months of his then current base salary as well as the immediate vesting of all unvested options granted to Mr. Titus.

Hans P. Schmid

In May 2001, we entered into an offer letter with Mr. Schmid regarding his employment. In February 2006, SciClone Pharmaceuticals International, Ltd. (our wholly owned subsidiary) and Mr. Schmid entered into an amendment to Mr. Schmid’s offer letter. Pursuant to such amendment, in the event of his termination without “Cause” (as defined in the original offer letter) and subject to certain limitations, Mr. Schmid will be entitled to receive a severance equal to 12 months of this then-current base salary. Under the May 2001 offer letter, “Cause” is defined as Mr. Schmid’s termination for any of the following reasons: (i) theft, dishonesty, misconduct or falsification of any employment or SciClone records; (ii) improper disclosure of SciClone’s confidential or proprietary information; (iii) any action by him which has a material detrimental effect on SciClone’s reputation or business; (iv) his failure or inability to perform any assigned duties reasonably expected of him after written notice from SciClone to Mr. Schmid of, and a reasonable opportunity to cure, such failure or inability; (v) his conviction (including any plea of guilty or no contest) for any criminal act that impairs his ability to perform his duties for SciClone; or (vi) his death or disability.

In April 2003, we entered into a Change in Control Agreement with Mr. Schmid. In the event Mr. Schmid is subject to a “Constructive Termination” or termination without “Cause,” within one year following a “Change in Control” of SciClone, he will be entitled to severance pay equal to one hundred percent (100%) of his annual base salary as in effect at the time of such termination, payable within thirty (30) days, less applicable withholding and the immediate 100% vesting of his outstanding options subject to time-based vesting. If Mr. Schmid voluntarily resigns or is terminated for Cause, he will not be entitled to any severance payment or acceleration of vesting of his unvested options.

Israel Rios, M.D.

In May 2007, we entered into a Change in Control Agreement with Dr. Rios. In the event Dr. Rios is subject to a “Constructive Termination” or termination without “Cause,” within one year following a “Change in Control” of SciClone, he will be entitled to severance pay equal to seventy-five percent (75%) of his annual base salary as in effect at the time of such termination, payable within thirty (30) days, less applicable withholding and the immediate 100% vesting of his outstanding options that are subject to time-based vesting. If Dr. Rios voluntarily resigns or is terminated for Cause, he will not be entitled to any severance payment or acceleration of vesting of his unvested options.

Ivan Hui

In May 2008, we entered into a Change in Control Agreement with Mr. Hui. In the event Mr. Hui is subject to a “Constructive Termination” or termination without “Cause,” within one year following a “Change in Control” of SciClone, he will be entitled to severance pay equal to seventy-five percent (75%) of his annual base salary as in effect at the time of such termination, payable within thirty (30) days, less applicable withholding and the immediate 100% vesting of his outstanding options. If Mr. Hui voluntarily resigns or is terminated for Cause, he will not be entitled to any severance payment or acceleration of vesting of his unvested options.

Certain Definitions Used in Change of Control Agreements

For the Change in Control Agreements for Dr. Blobel, Mr. Titus, Mr. Schmid, Dr. Rios and Mr. Hui:

(1)	“Change in Control” is defined as any of the following:

•

a merger or other transaction in which we or substantially all of our assets are sold or merged and as a result of such transaction, the holders of our common stock prior to such transaction do not own or control a majority of the outstanding shares of the successor corporation;

•	the election of nominees constituting a majority of the Board which nominees were not approved by a majority of the Board prior to such election; or

•	the acquisition by a third party of twenty percent (20%) or more of our outstanding shares which acquisition was without the approval of a majority of the Board in office prior to such acquisition.

(2)	“Cause” is defined as any of the following:

•	theft, dishonesty, misconduct or falsification of any records;

•	misappropriation or improper disclosure of confidential or proprietary information;

•	any intentional action by Employee which has a material detrimental effect on the reputation or business of the Company Group;

•	failure or inability to perform any reasonable assigned duties after written notice and a reasonable opportunity to cure, such failure or inability;

•	any material breach of any employment agreement, which breach is not cured pursuant to the terms of such agreement; or

•	the conviction of any criminal act which impairs their ability to perform their duties

(3)	“Constructive Termination” is defined as any of the following:

•

the assignment of any title or duties, or any limitation of responsibilities, that are substantially inconsistent with either of their title(s), duties, or responsibilities immediately prior to the date of the Change in Control (including, but not limited to, failure to report to the Chief Executive Officer and/or failure to be a member of the executive staff);

•

without their express written consent, the relocation of the principal place of employment, following the Change in Control, to a location that is more than fifty (50) miles from their principal place of employment immediately prior to the date of the Change in Control, or the imposition of travel requirements substantially more demanding than such travel requirements existing immediately prior to the date of the Change in Control;

•

any failure, following the Change in Control, to pay, or any material reduction of, (1) their base salary in effect immediately prior to the date of the Change in Control, or (2) bonus compensation, if any, in effect immediately prior to the date of the Change in Control, unless base salary and/or bonus reductions comparable in amount and duration are concurrently made for a majority of our other employees who have substantially similar titles and responsibilities; and

•

any failure, following the Change in Control, to (1) continue to provide the opportunity to participate in any benefit or compensation plans and programs, including, but not limited to, our Group life,

disability, health, dental, medical, savings, profit sharing, stock purchase and retirement plans, if any, in which they were participating immediately prior to the date of the Change in Control, or in substantially similar plans or programs, or (2) provide them with all other fringe benefits (or substantially similar benefits), including, but not limited to, relocation benefits which they were receiving immediately prior to the date of the Change in Control.

Using each Named Executive Officer’s current base salary, the maximum total payments to each Named Executive Officer under the termination circumstances described above, as of December 31, 2008 would be as follows:

Potential Payments upon Termination or Change in Control

Name	Involuntary Termination Other Than for Cause(1)		Termination Following Change in Control(2)
Friedhelm Blobel, Ph.D.
Salary(3)	$442,000	(4)	$663,000	(5)
Stock award vesting acceleration(6)(7)	—		—
Post-termination consulting fees	—		$24,000	(8)
Health and welfare benefits(9)	$12,715		$12,715
Total	$454,715		$699,715

Hans P. Schmid
Salary(3)	$318,000	(10)	$318,000	(10)
Stock award vesting acceleration(6)(11)	—		—
Post-termination consulting fees	—		$104,000	(12)
Health and welfare benefits	—		$24,799	(13)
Total	$318,000		$446,799

Gary S. Titus
Salary(3)	—		$340,000	(10)
Stock award vesting acceleration(6)(11)	—		—
Post-termination consulting fees	—		$104,000	(12)
Health and welfare benefits	—		$20,685	(13)
Total	—		$464,685

Israel Rios, M.D.
Salary(3)	—		$237,096	(14)
Stock award vesting acceleration(6)(11)	—		—
Post-termination consulting fees	—		$104,000	(12)
Health and welfare benefits	—		$30,665	(13)
Total	—		$371,761

Ivan Hui
Salary(3)	—		$141,000	(14)
Stock award vesting acceleration(6)(11)	—		—
Post-termination consulting fees	—		$104,000	(12)
Health and welfare benefits	—		$20,349	(13)
Total	—		$265,349

(1)

Assumes termination without cause as of December 31, 2008 (the last business day of the last fiscal year), not within one year after a change in control. For purposes of Dr. Blobel, “cause” includes constructive termination. As a condition to receiving any benefits referenced under this column, the applicable Named Executive Officer is required to execute a general release of known and unknown claims in a form satisfactory to us.

(2)	Assumes termination without cause as of December 31, 2008, within one year after a change in control. For purposes of the foregoing sentence, “cause” includes constructive termination. As a condition to receiving any benefits referenced under this column, the applicable Named Executive Officer is required to execute a general release of known and unknown claims and a resignation from all of the Named Executive Officer’s positions with us, including from the Board of Directors and any committees thereof on which the Named Executive Officer serves, if any, in a form satisfactory to us.

(3)	The amounts listed do not include the payment of accrued salary and vacation that would be due upon termination of employment, and are not adjusted for any applicable tax withholding.

(4)	Assumes severance equal to one year of Dr. Blobel’s base salary ($442,000 per year as of December 31, 2008).

(5)	Under his Change of Control Agreement, Dr. Blobel will be entitled to receive severance pay in an amount equal to the sum of (A) 150% of his annual base salary as in effect at the time of such termination, and (B) either (I) if terminated prior to December 31, 2011, the product of $12,500 multiplied by the number of full calendar months worked since January 1, 2009, or (II) if terminated after December 31, 2011 and the long-term bonus has not already been paid to him, $450,000.

(6)	Assumes a price per share of our common stock equal to $0.74, the closing market price on December 31, 2008. In the case of stock options, represents the aggregate spread (i.e. the difference between the exercise price and the closing price of our common stock on December 31, 2008) with respect to all options that would be accelerated (or were actually accelerated, if applicable); in the case of shares of common stock, represents the aggregate value of all shares that would be accelerated (or were actually accelerated, if applicable).

(7)	Assumes acceleration of vesting of 200,000 unvested options at an exercise price of $2.49 as of December 31, 2008, equal to the then-unvested portion of Dr. Blobel’s initial option to purchase 400,000 shares of Common Stock that was issued on June 2, 2006. In addition, in the event of a termination without cause within one year after a change in control, the exercise period for any unexercised nonstatutory stock options then-held by Dr. Blobel would be extended to be 12 months after the date of such termination.

(8)	Under his Change of Control Agreement, Dr. Blobel would be retained by us as an independent contractor to provide consulting services at our request for up to five (5) hours per week for three (3) months after December 31, 2008, pursuant to which we will pay to executive officer a consulting fee of $400.00 per hour, up to a maximum of $2,500.00 per day, plus reasonable out-of-pocket expenses (for example, travel and lodging). Assumes the maximum amount payable under this arrangement (five hours per week for three months), but no out-of-pocket expenses.

(9)	Under his Employment Agreement and his Change of Control Agreement, if Dr. Blobel is covered under our group health plan as of the date of termination without cause (whether or not within one year after a change of control) and he timely elects to continue his group health benefits pursuant to federal law (COBRA), we will pay the COBRA premiums until the earlier of (A) the one year anniversary of Dr. Blobel’s termination without cause, or (B) the date on which Dr. Blobel commences new employment. If we are paying for health coverage of Dr. Blobel under another plan, we will continue to make payments (not to exceed the amount paid in the prior calendar year) for such coverage for the period specified in the prior sentence. Assumes our payment of all premiums necessary to cover Dr. Blobel from December 31, 2008 to December 31, 2009, assuming that Dr. Blobel was covered under our group health plan as of December 31, 2008, and that if he were terminated without cause as of such date, he timely elected to continue such benefits until December 31, 2009, calculated assuming that such premiums remain at the amounts in effect as of December 31, 2008.

(10)	Assumes severance equal to 12 months of such employee’s base salary.

(11)	Assumes acceleration of vesting of all options held by the executive officer as of December 31, 2008 but unvested as of such date, as described in the executive officer’s Change in Control Agreement.

(12)	Under his Change of Control Agreement, the executive officer would be retained by SciClone as an independent contractor to provide consulting services to us at our request for up to eight (8) hours per week for twenty-four (24) months after December 31, 2008, pursuant to which we will pay to executive officer a consulting fee of $1,000 per day, plus reasonable out-of-pocket expenses (for example, travel and lodging). Assumes the maximum amount payable under this arrangement (one eight-hour day per week for twenty-four months), but no out-of-pocket expenses.

(13)	In the event of the executive officer’s termination without cause, for one (1) year after such termination, SciClone will pay the premiums to continue the executive officer’s group health insurance coverage under COBRA so long as he timely elects COBRA coverage. Assumes our payment of all premiums necessary to cover the executive officer from December 31, 2008 until December 31, 2009, assuming that the executive officer timely elected COBRA coverage upon a termination without cause as of December 1, 2008, calculated assuming that such premiums remain at the amounts in effect as of December 31, 2008.

(14)	Assumes severance equal to 75% of such employee’s annual base salary.

Transactions with Related Persons

Sigma-Tau Finanziaria, Sp.A.

Our European marketing and development partner, Sigma-Tau, beneficially owned approximately 21.3% of our stock as of March 31, 2009. Sigma-Tau has conducted trials in Europe for the treatment of malignant melanoma and hepatitis C and we have various licensing and development obligations to them. In 2004, we amended our existing agreement with Sigma-Tau to provide for Sigma-Tau to undertake an HCV trial in Europe in exchange for our agreement to provide approximately $2,500,000 in funding and other assistance for the trial. Further information on our commercial relationship with Sigma-Tau is contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, including under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

As permitted in the previously-disclosed Rights Agreement dated as of December 19, 2006 between SciClone and Mellon Investor Services LLC (the “Rights Agreement”), on September 10, 2007, our Board of Directors approved a potential increase in the number of shares of our Common Stock beneficially owned by Sigma Tau, together with all its Affiliates and Associates (each as defined in the Rights Agreement), so long as (i) Sigma Tau, its Affiliates or Associates, become the beneficial owners of such additional shares on or before September 10, 2008, and (ii) such increase does not exceed 5,000,000 shares above the number of shares already beneficially owned by Sigma Tau and its Affiliates and Associates as of September 10, 2007 (as limited by subsections (i) and (ii) of this sentence, a “Sigma Tau Ownership Increase”). We have no agreement or arrangement with, nor any commitment from, Sigma Tau or any of its Affiliates or Associates with respect to any increase in their beneficial ownership of shares of our Common Stock. If the Board had not provided such prior approval of a Sigma Tau Ownership Increase, then the date of the occurrence of any increase in beneficial ownership by Sigma Tau, if any, would constitute a Distribution Date (as defined in the Rights Agreement) and would trigger certain events under the Rights Agreement, including without limitation the exercisability of the Rights (as defined in the Rights Agreement); however, because the Board has provided such prior approval, such events will not be triggered under the Rights Agreement in the event of a Sigma Tau Ownership Increase, if any.

On March 30, 2009, we entered into a settlement agreement (the “Settlement Agreement”) with the affiliates of Sigma-Tau (the “Sigma-Tau Group”). SciClone issued a press release on March 31, 2009 (the “Press Release”), announcing the execution of the Settlement Agreement and a commercial agreement referred to herein as the “Zadaxin Agreement,” as well as certain actions that we have taken to implement the provisions of the Settlement Agreement. The Press Release, Settlement Agreement and Zadaxin Agreement are exhibits to our Current Report on Form 8-K which we filed with the SEC on April 1, 2009.

Under the Settlement Agreement, we (i) increased the size of the Board from seven (7) to ten (10) members and (ii) appointed Dr. Camerini, Dr. Jones and Mr. Lapointe to fill the vacancies on the Board. SciClone also agreed that the Board and the applicable committees of the Board will nominate no more than eight members (8) for election to the Board at the 2009 Annual Meeting and will:

•	reduce the size of the Board to eight (8) members effective at the 2009 Annual Meeting of Stockholders;

•

nominate the Dr. Camerini, Dr. Jones and Mr. Lapointe, together with Mr. Woodman, Dr. Blobel, Mr. Hawkins, Dr. Lawrence and Mr. Saxe, for election to the Board at the 2009 Annual Meeting, with terms expiring at SciClone’s 2010 Annual Meeting of Stockholders

•

recommend, and reflect such recommendation in SciClone’s definitive proxy statement in connection with the 2009 Annual Meeting of Stockholders, that SciClone’s stockholders vote to elect Dr. Camerini, Dr. Jones and Mr. Lapointe at the 2009 Annual Meeting of Stockholders;

•

solicit and use its reasonable best efforts to obtain proxies in favor of the election of Dr. Camerini, Dr. Jones and Mr. Lapointe at the 2009 Annual Meeting of Stockholders, in the same manner as for the other director nominees;

•	ensure that Dr. Camerini, Dr. Jones and Mr. Lapointe will be nominated to serve on the committees of the Board as set forth in the Settlement Agreement; and

•	adopt an exemption to the Rights Agreement to permit Dr. Camerini, Dr. Jones and Mr. Lapointe to receive the equity compensation awards customarily offered to all of SciClone’s non-employee directors.

SciClone also agreed to hold the 2009 Annual Meeting of Stockholders no later than June 15, 2009 and the 2010 Annual Meeting of Stockholders during the second week of June 2010, subject only to those reasonable delays, if any, which are necessitated by the selection by the Sigma-Tau Group of any replacement directors, as described in the next paragraph.

Additionally, SciClone agreed that, while any of Dr. Camerini, Dr. Jones or Mr. Lapointe remain in office, if any of them resign or is otherwise unable to serve as a director or is removed for cause as a director, the Sigma-Tau Group will have the right to designate and substitute a person or persons for appointment to the Board as a replacement director, subject to evaluation and approval by SciClone’s Nominating and Corporate Governance Committee in good faith.

SciClone and Sigma-Tau Industrie Farmaceutiche Riunite S.p.A. (“STI”), a subsidiary of Sigma-Tau, signed the Zadaxin Agreement in connection with their pre-existing license agreement relating to thymosin alpha 1. Under the Zadaxin Agreement, STI will, at its cost, lead all future development activities for thymosin alpha 1 for treating Hepatitis C Virus (“HCV”) in the territory defined in the pre-existing license agreement (which, as amended, is collectively identified as Exhibits 10.23 through 10.26 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2008) and exclusively interact with European regulatory agencies responsible for the approval of thymosin alpha 1 for the treatment of HCV.

The Zadaxin Agreement also provides that SciClone and SciClone Pharmaceuticals International Ltd., a SciClone subsidiary, will work together with STI, at their respective costs, to find one or more third parties willing to fund further development and commercialization activities for thymosin alpha 1 in the United States and Europe (other than in Italy, where STI retains its pre-existing exclusive license) for treating malignant melanoma and will cooperate in developing mutually acceptable licensing or other agreements for such third party development and commercialization.

On March 28, 2009, contingent on, and in contemplation of, the execution of the Settlement Agreement and the Zadaxin Agreement by all parties thereto, the Board approved, pursuant to Section 1(a) of the Rights

Agreement, the acquisition of beneficial ownership of shares of Common Stock by Dr. Camerini, Dr. Jones and Mr. Lapointe (including, for this purpose, any successors designated by the Sigma-Tau Group and approved by the Board under the Settlement Agreement) resulting solely from grants of stock options or other equity interests (“Director Equity Grants”). The stated intent of such exemption was that such beneficial ownership shall not, by itself, cause any member of the Sigma-Tau Group or any “Affiliate” or “Associate” (as each of such terms is defined in the Rights Plan) of any such member to become an “Acquiring Person,” or to give rise to a “Stock Acquisition Date,” a “Flip-In Event” or a “Flip-Over Event” (as each of those terms is defined in the Rights Agreement).

The Board took this action in order to enable Dr. Camerini, Dr. Jones and Mr. Lapointe to receive Director Equity Grants, as approved by the Board or its Compensation Committee, on the same basis as all other members of the Board who are not employees of SciClone in respect of their service on the Board or any of its Committees. It was expressly determined by the Board that this exemption should have no application to the acquisition of beneficial ownership of any shares of SciClone Common Stock by any member of the Sigma-Tau Group, or any associate or affiliate of any such member, arising from any other fact or circumstance than the receipt of Director Equity Grants by Dr. Camerini, Dr. Jones and Mr. Lapointe.

Other Transactions and Policy

Other than (a) transactions with Sigma-Tau and (b) agreements described elsewhere under this “Executive Compensation and Other Matters” section of this proxy statement on Schedule 14A, since January 2007, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which SciClone was or is to be a participant in which the amount involved exceeds $120,000, and in which any director, executive officer or holder of more than 5% of any class of voting securities of SciClone and members of such person’s immediate family had or will have a direct or indirect material interest.

Under the charter of the Audit Committee of our Board of Directors, the Audit Committee has the responsibility and duty to review and approve all related-party transactions, other than those previously reviewed and approved by (i) an independent committee of the Board of Directors, or (ii) an independent majority of the Board, after reviewing each such transaction for potential conflicts of interest and other improprieties. Pursuant to our Corporate Code of Conduct and Reporting (Whistle Blowing) of Perceived or Alleged Violations (our “Code of Conduct”), our executive officers and directors, including their immediate family members, are required to report any actual or potential conflict of interests to a supervisor, who in turn is required to refer all such reports to the Chief Executive Officer, the Chief Financial Officer or the Chair of the Audit Committee. Our Code of Conduct provides a non-exhaustive list of examples of actual or potential conflicts with respect to the persons subject to the Code of Conduct, including without limitation:

•	Receipt of improper personal benefits as a result of the person’s (or family member’s) position in SciClone;

•	Use of our property for the person’s (or family member’s) personal benefit except pursuant to an express agreement or understanding with us;

•

Having a financial interest in a customer, supplier, or competitor which is significant enough to cause divided loyalty with us or the appearance of divided loyalty (the significance of a financial interest depends on many factors, such as size of investment in relation to the person’s (or family member’s) income, net worth and/or financial needs, the person’s (or family member’s) potential to influence decisions that could impact interests, and the nature of the business or level of competition between us and the supplier, customer or competitor);

•

The person’s (or family member’s) acquisition of an interest in property (such as real estate, patent or other intellectual property rights or securities) in which the person (or family member) has reason to know we have, or might have, a legitimate interest;

•	Receiving a loan or a guarantee of a loan from a customer, supplier or competitor (other than a loan from a financial institution made in the ordinary course of business and on an arm’s-length basis);

•	Divulging or using our confidential information — such as financial data, customer information, or computer programs — for the person’s (or family member’s) own personal or business purposes;

•

Making gifts or payments, or providing special favors, to customers, suppliers or competitors (or their immediate family members) with a value significant enough to cause the customer, supplier or competitor to make a purchase, or take or forego other action, which is beneficial to us and which the customer, supplier or competitor would not otherwise have taken; or

•	Being given the right to buy stock in other companies or receiving cash or other payments in return for promoting the services of an advisor, such as an investment banker, to us.

Indebtedness of Management

No director, executive officer, member of such person’s immediate family, corporation or organization of which such person is an executive officer or partner or is the beneficial owner of 10% or more of any class of equity securities, or trust or other estate in which any such person has a substantial beneficial interest or serves as a trustee, has been indebted to us or any of our subsidiaries at any time since January 2006 in an amount in excess of $60,000, other than as may be described in Transactions with related Persons.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and persons who beneficially own more than 10% of our Common Stock to file initial reports of ownership and reports of changes in ownership with the SEC. These persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file.

Based solely on our review of the forms furnished to it and written representations from certain reporting persons, we believe that all filing requirements applicable to its executive officers, directors and persons who beneficially own more than 10% of our common stock were complied with during 2008.

EQUITY COMPENSATION PLAN INFORMATION

As of December 31, 2008, we maintained seven compensation plans that provide for the issuance of common stock to officers and other employees, directors and consultants. These consist of the 1991 Stock Plan, the 1992 Stock Plan, the 1995 Equity Incentive Plan, the 1995 Nonemployee Director Stock Option Plan, the 1996 Employee Stock Purchase Plan, the 2004 Outside Directors Stock Option Plan and the 2005 Equity Incentive Plan. All of these plans have been approved by our stockholders. We do not currently maintain any compensation plans that have not been approved by the stockholders. The following table sets forth information regarding outstanding options and shares reserved for future issuance under the foregoing plans as of December 31, 2008.

Plan Category	Number of shares to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted- average exercise price of outstanding options, warrants and rights ($) (b)	Number of shares remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a)) (c)
Equity compensation plans approved by stockholders:
1991 Stock Plan	95,700	$7.13	—
1992 Stock Plan	32,000	10.75	—
1995 Equity Incentive Plan	1,997,412	5.14	—
1995 Nonemployee Director Stock Option Plan	290,000	6.77	—
1996 Employee Stock Purchase Plan	—	—	282,519	(1)
2004 Outside Directors Stock Option Plan	845,000	2.99	920,000
2005 Equity Incentive Plan	5,083,020	2.38	2,682,687
Total	8,343,132	3.34	3,885,206

(1)	The 1996 Employee Stock Purchase Program is a voluntary plan open to all employees. This plan allows employees to elect payroll deductions which are used to purchase common stock directly from us.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees our financial reporting process on behalf of the Board of Directors. Our management has the primary responsibility for the financial statements and the reporting process, including internal control systems. Our independent registered public accounting firm, Ernst & Young LLP, is responsible for expressing an opinion as to the conformity of our audited financial statements with United States generally accepted accounting principles.

The Audit Committee consists of three directors each of whom, in the judgment of the Board, is an “independent director” as defined in the listing standards for The NASDAQ Stock Market. The Audit Committee held six meetings during 2008. The Audit Committee acts pursuant to a written charter that has been adopted by the Board of Directors. This charter is available in the Investor Relations section of our website at www.sciclone.com . The Audit Committee reviews and reassesses at least annually the adequacy of the Charter.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting, for preparing our financial statements and for the public reporting process. Our independent registered public accounting firm, Ernst & Young LLP, is responsible for expressing opinions on the conformity of our audited financial statements with United States generally accepted accounting principles and on management’s assessment of the effectiveness of our internal control over financial reporting. In addition, Ernst & Young LLP expresses its own opinion on the effectiveness of our internal control over financial reporting.

In this context, the Audit Committee has reviewed and discussed our audited financial statements with management. The Audit Committee has discussed with Ernst & Young LLP all matters required to be discussed by Statement of Auditing Standards No. 114, The Auditor’s Communication With Those Charged With Governance, which includes, among other items, matters related to the conduct of the audit of our financial statements. The Audit Committee has met with Ernst & Young LLP, with and without management present, to discuss the overall scope of Ernst & Young LLP’s audit, the results of its examinations, its evaluations of our internal controls and the overall quality of its financial reporting. The Audit Committee meets with the outside auditors each quarter, and typically meets with them independently each quarter.

The Audit Committee has also received from Ernst & Young LLP a formal written statement describing all relationships between the auditors and SciClone that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), discussed with the auditors any relationships that may impact their objectivity and independence and, having been informed that no such relationships exist between Ernst & Young LLP and SciClone, satisfied itself as to the auditors’ independence. In evaluating the auditors’ independence, the Audit Committee noted that Ernst & Young LLP did not provide any consulting services to SciClone.

The Audit Committee requires that all audit and permissible non-audit services be submitted to it for review and approval in advance.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in SciClone’s Annual Report on Form 10-K for the year ended December 31, 2008.

Respectfully submitted by the Audit Committee,
Jon S. Saxe, Richard J. Hawkins and Dean S. Woodman

YEAR 2010 STOCKHOLDER PROPOSALS

We welcome comments or suggestions from our stockholders. Under our Bylaws, in order for business to be properly brought before an annual meeting by a stockholder, such stockholder must have given timely notice thereof in writing to SciClone’s Secretary. To be timely, a stockholder proposal to be presented at an annual meeting shall be received at our principal executive offices not less than 120 calendar days in advance of the date that our proxy statement was released to stockholders in connection with the previous year’s annual meeting of stockholders, except that if no annual meeting was held in the previous year or the date of the annual meeting has been advanced by more than 30 calendar days from the date contemplated at the time of the previous year’s proxy statement, then notice must be received not later than the close of business on the tenth day following the day on which the date of the annual meeting is publicly announced.

Proposals of stockholders intended to be presented at our 2010 Annual Meeting of Stockholders must be received by Corporate Secretary , SciClone Pharmaceuticals, Inc., 950 Tower Lane, Suite 900, Foster City, California 94404, no later than January 1, 2010, and must satisfy the conditions established by the SEC for stockholder proposals to be included in our proxy statement for the meeting.

OTHER MATTERS

At the date of this Proxy Statement, the Board of Directors knows of no other business that will be presented at the Annual Meeting other than as described in this Proxy Statement. If any other matter or matters are properly brought before the Annual Meeting, or any adjournment or postponement of the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

It is important that the proxies be voted promptly and that your shares be represented. Please vote your shares at your earliest convenience by phone, via the internet or by completing, signing, dating and returning the enclosed proxy card in the enclosed postage-paid envelope.

By order of the Board of Directors

Friedhelm Blobel, Ph.D.

President and Chief Executive Officer

Foster City, California

May 1, 2009

PROXY CARD SCICLONE PHARMACEUTICALS, INC. Proxy for the Annual Meeting of Stockholders To be held on June 10, 2008 Solicited by the Board of Directors

The undersigned hereby appoints Friedhelm Blobel, Ph.D. and Gary S. Titus, and each of them, with full power of substitution, to represent the undersigned and to vote all of the shares of stock in SciClone Pharmaceuticals, Inc., a Delaware corporation (“SciClone”), which the undersigned is entitled to vote at the Annual Meeting of Stockholders of SciClone to be held at the Marriott San Mateo/San Francisco Airport at 1770 S. Amphlett Blvd., San Mateo, California 94402 on Tuesday, June 9, 2009, at 10:00 a.m. local time, and at any adjournment or postponement thereof (1) as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in the Proxy Statement of SciClone (the “Proxy Statement”), receipt of which is hereby acknowledged, and (2) in their discretion upon such other matters as may properly come before the meeting. The undersigned hereby acknowledges receipt of SciClone’s 2008 Annual Report to Stockholders.

THE SHARES REPRESENTED HEREBY SHALL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, SUCH SHARES SHALL BE VOTED FOR PROPOSALS 1 and 2.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE	SEE REVERSE SIDE

Address Change/Comments (Mark the corresponding box on the reverse side)

☐  FOLD AND DETACH HERE  ☐

You can now access your SciClone Pharmaceuticals, Inc. account online.

Access your SciClone Pharmaceuticals, Inc. stockholder account online via Investor ServiceDirect ® (ISD).

The transfer agent for SciClone Pharmaceuticals, Inc., now makes it easy and convenient to get current information on your stockholder account.

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form
• Establish/change your PIN

Visit us on the web at http://www.bnymellon.com/shareowner/isd

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

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TOLL FREE NUMBER: 1-800-370-1163

Important notice regarding the internet availability of proxy materials: The Notice and Proxy Statement and the Annual Report to Stockholders are available at https://www.sendd.com/ezproxy/?project_id=275

A Vote FOR the following proposals is recommended by the Board of Directors:

Please Mark Here for Address Change or Comments	☐

SEE REVERSE SIDE

Please Mark Your votes as indicated in this example	☒

		FOR all nominees listed below (except as marked to the contrary below)	WITHHOLD AUTHORITY to vote for all nominees listed below
1.	To elect the following eight (8) directors of SciClone:	☐	☐

(INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through that nominee’s name in the list below.)

01	Dean S. Woodman	05 Trevor M. Jones, Ph.D.	08 Jon S. Saxe
02	Friedhelm Blobel, Ph.D.	06 Gregg A. Lapointe
03	Roberto Camerini, M.D.	07 Ira D. Lawrence, M.D.
04	Richard J. Hawkins

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO PROMPTLY VOTE THIS PROXY SO THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING.

			FOR	AGAINST	ABSTAIN
2.	To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm for SciClone for the fiscal year ending December 31, 2009.		☐	☐	☐
			•	•	•

			•	•	•

	MARK HERE IF YOU PLAN TO ATTEND THE MEETING		☐

Signature:

Date:
Signature:

Date:

Please sign here exactly as your name(s) appears on your stock certificate. If shares of stock are held jointly, both or all of such persons should sign. Corporate or partnership proxies should be signed in full corporate or partnership name by an authorized person. Persons signing in a fiduciary capacity should indicate their full titles in such capacity. Please date the proxy.

☐  FOLD AND DETACH HERE  ☐

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,

BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET	OR	TELEPHONE
http://www.proxyvoting.com/scln		1-866-540-5760

Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.		Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect ® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.